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                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

                             dated as of May 7, 1997

                                 by and between

                 VARIAN ASSOCIATES, INC., a Delaware corporation

                                       and

                NOVELLUS SYSTEMS, INC., a California corporation



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                                TABLE OF CONTENTS
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1.       DEFINITIONS......................................................................................       1

2.       SALE AND PURCHASE OF ASSETS......................................................................       4

         2.1      Sale of Assets..........................................................................       4
         2.2      Assets Not Purchased....................................................................       6
         2.3      Purchase Price..........................................................................       7
         2.4      No Assignment in Certain Circumstances..................................................       9
         2.5      Assumed Liabilities.....................................................................       9
         2.6      Closing.................................................................................      10
         2.7      Consent of Third Parties................................................................      12

3.       REPRESENTATIONS AND WARRANTIES OF SELLER.........................................................      12

         3.1      Organization and Authority..............................................................      13
         3.2      Authority Relating to this Agreement and Other Agreements; No
                  Violation of Other Instruments..........................................................      13
         3.3      Ownership and Delivery of Assets........................................................      14
         3.4      Compliance with Law.....................................................................      14
         3.5      Financial Statements....................................................................      15
         3.6      Absence of Certain Changes or Events....................................................      15
         3.7      Inventory...............................................................................      15
         3.8      Personal Property.......................................................................      16
         3.9      Lease...................................................................................      16
         3.10     Intellectual Property...................................................................      16
         3.11     Product Warranties and Returns..........................................................      17
         3.12     Litigation..............................................................................      17
         3.13     Protection of Intangible Property.......................................................      17
         3.14     Personnel...............................................................................      17
         3.15     Brokers and Finders.....................................................................      18
         3.16     Contracts...............................................................................      18
         3.17     Absence of Environmental Liabilities....................................................      18

4.       REPRESENTATIONS AND WARRANTIES OF BUYER..........................................................      18

         4.1      Organization and Authority..............................................................      18
         4.2      Authority Relating to this Agreement; No Violation of Other
                  Instruments.............................................................................      18
         4.3      [Intentionally Omitted].................................................................      19
         4.4      Sufficient Funds........................................................................      19

5.       CONDITIONS TO THE OBLIGATIONS OF BUYER...........................................................      19

         5.1      Compliance Certificate..................................................................      19
         5.2      Landlord's Consent to Assignment........................................................      19

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         5.3      Opinion of Counsel......................................................................      19
         5.4      No Orders...............................................................................      20
         5.5      Delivery of Closing Documents...........................................................      20
         5.6      HSR Act.................................................................................      20

6.       CONDITIONS TO THE OBLIGATIONS OF SELLER..........................................................      20

         6.1      Compliance Certificate..................................................................      20
         6.2      Landlord's Consent to Assignment........................................................      20
         6.3      Opinion of Counsel......................................................................      20
         6.4      No Orders...............................................................................      20
         6.5      Delivery of Closing Documents...........................................................      20
         6.6      HSR Act.................................................................................      20

7.       COVENANTS OF SELLER..............................................................................      20

         7.1      Access to Properties and Records........................................................      20
         7.2      Conduct of the Business Prior to Closing Date...........................................      21
         7.3      Advice of Developments..................................................................      22
         7.4      Acquisition, Merger or Similar Negotiations With Other Parties.........................       22
         7.5      Financial Covenants.....................................................................      22
         7.6      Non-Compete.............................................................................      23
         7.7      Seller's Auditors.......................................................................      24
         7.8      Transition Services.....................................................................      24
         7.9      Satisfaction of Conditions..............................................................      24

8.       COVENANTS OF BUYER...............................................................................      25

         8.1      Satisfaction of Conditions..............................................................      25
         8.2      Warranty Obligations....................................................................      25
         8.3      Prohibition on Use of Names, Etc........................................................      25

9.       EMPLOYMENT MATTERS...............................................................................      26

         9.1      Employees...............................................................................      26
         9.2      Employee Plans..........................................................................      26

10.      HSR ACT..........................................................................................      27

         10.1     Filings Under HSR Act...................................................................      27

11.      INDEMNITY........................................................................................      27

         11.1     Survival of Representations and Warranties..............................................      27
         11.2     Seller's Indemnity .....................................................................      27
         11.3     Buyer's Indemnity.......................................................................      28
         11.4     Procedure for Indemnification -- Third Party Claims.....................................      28
         11.5     Collection of Accounts Receivable.......................................................      29
         11.6     Limitations on Indemnification..........................................................      29

12.      TERMINATION......................................................................................      30

         12.1     Mutual Agreement........................................................................      30

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         12.2     Permanent Injunction....................................................................      30
         12.3     Termination by Buyer....................................................................      30
         12.4     Termination by Seller...................................................................      30
         12.5     Confidentiality and Effect of Termination...............................................      30

13.      MISCELLANEOUS....................................................................................      31

         13.1     Assignment..............................................................................      31
         13.2     Allocation of Purchase Price............................................................      31
         13.3     Prorations..............................................................................      31
         13.4     Confidentiality.........................................................................      32
         13.5     Transfer Taxes..........................................................................      32
         13.6     Expenses................................................................................      32
         13.7     Further Assurances......................................................................      32
         13.8     Dispute Resolution......................................................................      33
         13.9     Notices.................................................................................      33
         13.10    Entire Agreement and Modification.......................................................      34
         13.11    No Other Remedies.......................................................................      34
         13.12    Governing Law...........................................................................      35
         13.13    Buyer's Brokers.........................................................................      35
         13.14    Severability............................................................................      35
         13.15    Headings................................................................................      35
         13.16    Counterparts............................................................................      36

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                                    TABLE OF EXHIBITS


Exhibit 2.6.2(a):        Bill of Sale

Exhibit 2.6.2(b):        Assignment of Trademarks

Exhibit 2.6.2(c):        Assignment of Patents

Exhibit 2.6.2(d):        Assignment of Licenses

Exhibit 2.6.2(e):        Assumption Agreement

Exhibit 2.6.2(f):        Secretary's Certificate of Seller

Exhibit 2.6.2(g):        Compliance Certificate of Seller

Exhibit 2.6.2(h):        Consent to Assignment

Exhibit 2.6.2(i):        Opinion of Seller's General Counsel

Exhibit 2.6.3(b):        Secretary's Certificate of Buyer

Exhibit 2.6.3(c):        Compliance Certificate of Buyer

Exhibit 2.6.3(d):        Opinion of Buyer's Counsel




                               TABLE OF SCHEDULES


Schedule 2.1(e):         Patents, trademarks and trademark applications

Schedule 3.5: Balance Sheets for the Business dated as of December 27, 1996 and as of March 28, 1997



                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "Agreement") is made as of May 7,
1997, between Varian Associates, Inc., a Delaware corporation ("Seller"), and
Novellus Systems, Inc., a California corporation ("Buyer").

                                 R E C I T A L S

                  A. Seller conducts the business of, among other things, the development, manufacture and sale of products for physical vapor deposition and chemical vapor deposition of thin films through its Thin Film Systems Business
(collectively, the "Business"). The Business is conducted by Seller primarily at its facility at 3175 Hanover Drive, Palo Alto, California (the "Facility") and is conducted by Seller, in part, internationally through certain of Seller's
Subsidiaries.

                  B. Seller also conducts the business of the development, manufacture, sale and service of ion implant equipment (the "IIS Business"), primarily at a facility in Gloucester, Massachusetts.

                  C. Subject to the terms and conditions of this Agreement, Buyer desires to purchase, and Seller desires to sell, certain of the assets, rights and tangible and intangible properties constituting the Business as presently conducted, and to assume certain of Seller's liabilities associated therewith.

                  D. Buyer and Seller are concurrently executing and delivering
(i) an Assignment and Assumption of Lessee's Interest in Lease and Covenants,
Conditions and Restrictions on Leasehold Interests (the "Assignment of Lease
Agreement"), (ii) a Sublease (the "Sublease"), (iii) a Shared Use Agreement (the
"Shared Use Agreement"), (iv) an Environmental Agreement (the "Environmental
Agreement"), (v) a Cross-License Agreement (the "Cross-License Agreement"), and
(vi) a Parts Supply Agreement (the "Supply Agreement"), all of which shall be effective as of the Closing Date, and are hereinafter sometimes collectively referred to as the "Ancillary Documents."

                         TERMS, COVENANTS AND CONDITIONS

1.       DEFINITIONS.

                  For the purposes of this Agreement, in addition to any other terms defined in this Agreement, the definitions cross-referenced below shall be applicable:
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  1.1      Accounts Payable: shall be as defined in Section 2.5.1(a).

  1.2      Accounts Receivable: shall be as defined in Section 2.1(a).

  1.3      Agreement: shall be as defined in the preamble.


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
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   1.4      Ancillary Documents: shall be as defined in the recitals.

   1.5      Approval: shall be as defined in Section 2.4.1

   1.6      Assets: shall be as defined in Section 2.1.

   1.7      Assignment of Lease Agreement: shall be as defined in the recitals.

   1.8      Assumed Liabilities: shall be as defined in Section 2.5.1.

   1.9      Books and Records: shall be as defined in Section 2.2(i).

   1.10     Business: shall be as defined in the recitals.

   1.11     Buyer: shall be as defined in the preamble.

   1.12     Buyer Closing Documents: shall be as defined in Section 2.6.3.

   1.13     Buyer's Damages: shall be as defined in Section 11.2.

   1.14     CERCLA: shall be as defined in Section 3.17.

   1.15     Closing: shall be as defined in Section 2.6.1.

   1.16     Closing Date: shall be as defined in Section 2.6.1.

   1.17     Closing Date Balance Sheet: shall be as defined in Section 2.3.2(b).

   1.18     Contract Advances: shall be as defined in Section 2.5.1(b).

   1.19     Contracts: shall be as defined in Section 2.1(g).

   1.20     Cross-License Agreement: shall be as defined in the recitals.

   1.21     Damages: shall be as defined in Section 11.3.

   1.22     Employee Plan: shall be as defined in Section 9.2.

   1.23     ERISA: shall be as defined in Section 9.2.

   1.24     Estimated Adjustment: shall be as defined in Section 2.3.2(a).

   1.25     Excluded Assets: shall be as defined in Section 2.2.

   1.26     Exclusively Used in the Business: shall be as defined in Section 2.1

   1.27     Facility: shall be as defined in the recitals.

   1.28     Facility Improvements: shall be as defined in Section 2.1(d).

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
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   1.29     Final Adjustment: shall be as defined in Section 2.3.2(b).

   1.30     Financial Statements: shall be as defined in Section 3.5.

   1.31     GAAP: shall be as defined in Section 2.3.2(b).

   1.32     Hazardous Material: shall be as defined in Section 3.17.

   1.33     HSR Act: shall be as defined in Section 10.

   1.34     IIS Business: shall be as defined in the recitals.

   1.35     Intangible Personal Property: shall be as defined in Section 2.1(f).

   1.36     Intellectual Property: shall be as defined in Section 2.1(e).

   1.37     Inventory: shall be as defined in Section 2.1(b).

   1.38     IRC: shall be as defined in Section 9.2.

   1.39     Lease: shall be as defined in Section 3.9.

   1.40     Licensed Intellectual Property: shall be as defined in Section 2.1(e).

   1.41     Liens: shall be as defined in Section 3.3.

   1.42     Machinery and Equipment: shall be as defined in Section 2.1(c).

   1.43     Material Adverse Effect: shall be as defined in Section 3.

   1.44     Net Asset Amount: shall be as defined in Section 2.3.2(b).

   1.45     Permitted Liens: shall be as defined in Section 3.3.

   1.46     Primarily Used in the Business: shall be as defined in Section 2.1.

   1.47     Proprietary Rights and Information Agreement: shall be as defined in
            Section 3.13.

   1.48     Purchase Price: shall be as defined in Section 2.3.1.

   1.49     Reference Balance Sheet: shall be as defined in Section 2.3.2(b).

   1.50     Seller: shall be as defined in the preamble.

   1.51     Seller Closing Documents: shall be as defined in Section 2.6.2.

   1.52     Seller's Damages: shall be as defined in Section 11.3.

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
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  1.53     Seller's Key Officers: shall be as defined in Section 3.

  1.54     Seller Logos: shall be as defined in Section 8.3.1.

  1.55     Seller Names: shall be as defined in Section 8.3.1.

  1.56     Shared Use Agreement: shall be as defined in the recitals.

  1.57     Sublease: shall be as defined in the recitals.

  1.58     Subsidiary: shall be as defined in Section 2.1.

  1.59     Supply Agreement: shall be as defined in the recitals.

  1.60     Taxes: shall be as defined in Section 2.2(e).

  1.61     TFS Intellectual Property: shall be as defined in Section 2.1(e).

  1.62     Transition Services: shall be as defined in Section 7.8.

  1.63     Warranty Obligations: shall be as defined in Section 2.5.1(f).

2.       SALE AND PURCHASE OF ASSETS.

         2.1      Sale of Assets.

                  Subject to the terms and conditions of this Agreement and for the consideration set forth herein, (a) Seller shall, at the Closing, sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, and (b) Seller shall cause Seller's Subsidiaries, at the Closing, to sell, convey, assign, transfer and deliver to Buyer or the foreign Subsidiaries of Buyer (if and as designated in writing by Buyer), and Buyer or such foreign Subsidiaries of Buyer, if applicable, shall purchase and acquire from Seller's Subsidiaries, in each case, all of the right, title and interest of Seller or Seller's Subsidiaries, as applicable, in and to the assets, rights and tangible and intangible property Primarily Used in the Business (other than the Excluded Assets), including, without limitation, the assets, right, tangible and intangible property specifically described in Sections 2.1(a)-(i) below, as the same may exist at the Closing (the "Assets"). As used in this Agreement, (x) the term "Primarily Used in the Business" with respect to any asset, right, tangible and intangible property, liability or obligation, shall mean (1) the use or accrual of such item primarily relates to or primarily derives from the Business, and (2) the item is reasonably necessary for the operation of the Business as presently conducted and as conducted on the Closing Date, and (y) the term "Exclusively Used in the Business" with respect to any asset, right, tangible and intangible property, liability or obligation, shall mean such item is solely used in or accrues solely from or relates solely to the operation of the Business and not from any other operations or activities of Seller or any of Seller's Subsidiaries. As used herein, "Subsidiary" shall mean, with respect to a specified company, an entity controlled, directly or indirectly by such company, including, without limitation, by such company's beneficial

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ownership of 50% or more of such entity's outstanding voting stock or other equity interests. Without limiting the generality of the foregoing, the Assets shall include, without duplication, the right, title and interest of Seller or its Subsidiaries in and to the following as the same may exist at the Closing:

                  (a) Accounts Receivable. All accounts receivable of Seller and its Subsidiaries accrued in the Business and outstanding as of the Closing Date (the "Accounts Receivable").

                  (b) Inventory. All inventories of raw materials, work-in-process, finished goods (including installation tooling), supplies and repair materials owned by Seller or its Subsidiaries Primarily Used in the Business existing as of the Closing Date, whether on or within the Facility, en route thereto or elsewhere (the "Inventory").

                  (c) Fixed Assets and Tangible Personal Property. All fixed assets and tangible personal property owned or leased by Seller or its Subsidiaries (other than the Inventory and the Facility Improvements) Primarily Used in the Business, including, without limitation, all machinery (including replacement parts), equipment (including demo equipment and replacement parts), supplies, tools, tooling, furniture, fixtures, hardware, dies and spare parts Primarily Used in the Business ("Machinery and Equipment").

                  (d) Facility Improvements. All leasehold improvements and fixtures located at the Facility (the "Facility Improvements").

                  (e) Intellectual Property. All patents, trademarks and trademark applications listed on Schedule 2.1(e) attached hereto, all patent applications and invention disclosures set forth in a letter, dated the date hereof, concurrently delivered by Seller to Buyer, and all service marks, service mark applications, trade and other names (either registered, common law or registration applied for), copyrights, copyright applications, trade secrets, know-how, processes, manufacturing or marketing procedures, recipes, formulae, drawings, schematics and patterns ("Intellectual Property") owned by Seller or its Subsidiaries that are Exclusively Used in the Business (all such Intellectual Property, collectively, the "TFS Intellectual Property"). Without limitation of the foregoing, the Assets shall be deemed to further include any drawings, documentation, schematics, manuals or other materials, whether in written or magnetic form to the extent that the same describe, disclose or otherwise set forth any of the TFS Intellectual Property. The TFS Intellectual Property shall not include any Intellectual Property that is not TFS Intellectual Property, including, without limitation, the Intellectual Property listed on Exhibit A to the Cross-License Agreement (the "Licensed Intellectual Property").

                  (f) Intangible Personal Property. All warranties, guaranties, vendor lists, customer lists, customer files, customer records, trade and other association memberships and rights, licenses and permits susceptible of transfer under regulatory agency rules Exclusively Used in the Business (the "Intangible Personal Property").

                  (g) Contracts. Subject to the Cross-License Agreement and excluding the Licensed Intellectual Property, all contracts of Seller Exclusively Used in the Business,

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including, without limitation, (i) all patent, technology, software and other intellectual property license agreements, assignment agreements, purchase contracts, purchase orders, sales contracts, sales orders, rights to discounts, maintenance agreements, sales representative agreements, service agreements, distribution agreements, joint development contracts and agreements for leased equipment Exclusively Used in the Business, (ii) that certain Professional Services Agreement dated as of March 27, 1996 (the "Professional Services Agreement"), between Seller and John W. Vanderpot ("Vanderpot"), and (iii) that certain Development and Design Agreement dated August 1, 1996 (the "Development and Design Agreement"), between Seller and Multilevel Metals, Inc. (the "Contracts").

                  (h) Facility. Subject to the terms of the Assignment of Lease Agreement, and subject to the existing sublease in favor of a third party and the Sublease, all of Seller's right, title and interest as tenant in and to the Lease. The parties agree to reasonably cooperate to amend the Assignment of Lease Agreement, in non-material respects only, if requested by the Landlord under the Lease.

                  (i) Books and Records. All books, records, logs, plans, specifications, blueprints, data, operating manuals, drawings, sketches, diagrams, marketing materials, and other reports or documents Exclusively Used in the Business (collectively, "Books and Records").

         2.2      Assets Not Purchased.

                  Notwithstanding Section 2.1, Seller shall not sell, and Buyer shall not acquire any interest in, any of the following (collectively, the "Excluded Assets"):

                  (a) Cash. Any cash, cash deposits, other cash equivalents, cash refunds, insurance policies or rights thereunder, security bonds or deposits, or bank accounts.

                  (b) Other Intellectual Property. Any patents, patent applications, trademark, trademark applications, software or other Intellectual Property of Seller or any of its Subsidiaries that are not TFS Intellectual Property.

                  (c) Royalty Bearing Licenses. Any agreements by Seller to license or assign patent, technology, software or other intellectual property license agreements to other parties where royalties (or claims with respect thereto) accrue to the licensor.

                  (d) Other Real Property. Real property or real property interests other than as set forth in the Assignment of Lease Agreement (with respect to the Facility) or the Shared Use Agreement.

                  (e) Tax Refunds. Any refund of the following: any federal, state, local, or foreign income, gross receipts, license, payroll, parking, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including, without limitation, taxes under IRC Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, documentary, value added, alternative or add-on minimum, estimated tax or

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other tax of any kind whatsoever (collectively, "Taxes"), or any claim for a refund of Taxes for periods before the Closing. Notwithstanding the foregoing, or anything else to the contrary set forth in this Agreement, neither Buyer nor Seller shall have any obligation to apply for, pursue or otherwise seek to obtain any refund for Taxes for periods prior to or after the Closing.

                  (f) Contingent Benefits. Other than (1) accounts or notes receivable, (2) any Assets reflected on the Closing Date Balance Sheet, or (3) rights described in clause (g) of Section 2.1 with respect to Contracts that remain executory, any claims or rights against third parties arising from the ownership of the Assets or the conduct of the Business before the Closing Date.

                  (g) Intercompany Agreements. Any distributor, representative or service agreements, contracts or commitments between or among any of Seller and its Subsidiaries, except as expressly set forth in the Supply Agreement.

                  (h) Other Intangible Personal Property. Any warranties, guaranties, vendor lists, customer lists, customer files, customer records, trade and other association memberships or rights, licenses and permits that are not Intangible Personal Property.

                  (i) Other Contracts. Any contracts, patent agreements, technology agreements, software agreements or other intellectual property license agreements, assignment agreements, purchase contracts, purchase orders, sales contracts, sales orders, right to discounts, maintenance agreements, sales representative agreements, service agreements, distribution agreements, joint development agreements or agreements for leased equipment, that are not included within the Contracts.

                  (j) Other Book and Records. Any books, records, logs, plans, specifications, blueprints, data, operating manuals, drawings, sketches, diagrams, marketing materials, and other reports or documents that are not Books and Records.

                  (k) Unrelated Assets and Businesses. Any businesses, operations, subsidiaries or divisions, properties or assets of Seller or its Subsidiaries not Primarily Used in the Business, including, without limitation, Seller's Ion Implant Systems business, Health Care Systems business, Instruments business, Ginzton Research Center (other than Assets included therein) and corporate functions of Seller.

                  (l) Stock in Subsidiaries. Any capital stock in any of Seller's Subsidiaries.

                  Such assets shall remain the property of Seller and Buyer shall have no liability or other responsibility with respect thereto.

2.3               Purchase Price.

                  2.3.1 Purchase Price. Subject to the terms and conditions of this Agreement (including, without limitation, adjustment pursuant to Sections
2.3.2 and 13.3 below), as consideration for the Business and the Assets: (a) Buyer shall pay to Seller (acting on behalf of

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itself and as agent for the applicable Subsidiaries of Seller) One Hundred Fifty
Million Dollars ($150,000,000) (the "Purchase Price") payable to Seller at the Closing, in immediately available funds; and (b) Buyer shall assume the Assumed Liabilities (but no other liabilities).

                  2.3.2   Purchase Price Adjustment.

                           (a)      At the Closing, a reasonable estimate of the
adjustment to the Purchase Price provided for in Section 2.3.2(b) below shall be made by Seller based upon a review of the Assets, Accounts Payable and Contract Advances, as of a date as close as practicable to the Closing Date (the "Estimated Adjustment"). The Estimated Adjustment shall be used as the basis of calculating and paying the Purchase Price at the Closing until such time as the Final Adjustment is fully determined.

                           (b)      The Purchase Price shall be adjusted upward
or downward on a dollar for dollar basis to (i) provide to Buyer a credit in the amount of the value of any accrued employee vacation or sick leave transferred to Buyer pursuant to Section 9.1 below to the extent not reflected on the Closing Date Balance Sheet, and (ii) reflect any difference between the Net Asset Amount reflected on the unaudited balance sheet of the Business as at December 27, 1996 attached hereto as Schedule 3.5 (which excludes Excluded Assets) (the "Reference Balance Sheet") and the Net Asset Amount reflected on the audited Closing Date balance sheet of the Business as at the close of business on the Closing Date, which shall be prepared by Seller and its accountants from the books and records of the Business in accordance with this Agreement and generally accepted accounting principles ("GAAP") applied on a basis consistent with the Reference Balance Sheet (the "Closing Date Balance Sheet"); provided that Buyer shall reimburse Seller for the fees and expenses of its auditors or any out-of-pocket expenses incurred by Seller in connection with auditing such balance sheet. In furtherance thereof, Buyer shall cooperate with Seller and its accountants, and shall provide such persons full access to the books, records, work papers, information, facilities and employees of Buyer relating to the Business as conducted by Buyer from and after the Closing Date. Seller shall deliver the Closing Date Balance Sheet to Buyer within sixty-five
(65) days following the Closing. Buyer shall have thirty (30) days from receipt of the Closing Date Balance Sheet in which to notify Seller in detail of any specific objections thereto, during which period Seller shall provide Buyer and its accountants with reasonable access to Seller's and Seller's accountants' working papers used in preparing the Reference Balance Sheet and the Closing Date Balance Sheet. If such notice is given and the parties are unable to resolve their disagreements within fifteen (15) days following Seller's receipt of such notice, the matter in dispute shall be resolved by arbitration as provided in Section 13.8 hereof. Resolution of such dispute by agreement of the parties hereto or by arbitration shall be final, conclusive and binding on the parties. The Purchase Price shall be adjusted based upon such final resolution (the "Final Adjustment"). Within ten (10) business days following the date of such final resolution, Seller or Buyer, as the case may be, shall remit in cash the amount of the difference between the Estimated Adjustment and the Final Adjustment to the other party. For purposes of this Section 2.3.2(b), the "Net Asset Amount" shall mean the difference between the book value of the assets and liabilities of the Business as such assets and liabilities are reflected in the Reference Balance Sheet or the Closing Date Balance Sheet, as applicable.

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         2.4      No Assignment in Certain Circumstances.

                  2.4.1 Consents. Notwithstanding anything else contained in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, convey, assign, transfer or deliver any interest in any instrument, commitment, contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom if such a transfer or an attempt to make such a transfer without the authorization, approval, consent or waiver (collectively, "Approval") of a third party would constitute a breach or violation thereof, or affect adversely the rights of Buyer, Buyer's Subsidiaries, Seller or Seller's Subsidiaries thereunder, or constitute a Material Adverse Effect; and any such transfer to Buyer or its Subsidiaries that requires the Approval of a third party shall be made subject only to such Approval being obtained. Seller shall use its commercially reasonable efforts to obtain any such Approval prior to the Closing Date, and Buyer shall reasonably cooperate, at Seller's cost, in connection therewith. In the event that any such Approval is not obtained on or prior to the Closing Date, Seller shall, for a period of six (6) months thereafter, continue to use its commercially reasonable efforts to obtain any such Approval and cooperate with Buyer in any reasonable and lawful arrangement to provide that Buyer or its Subsidiaries, as the case may be, shall receive all of Seller's and any of Seller's Subsidiaries' right, title and interest in any Asset with respect to which such Approval is required, including, without limitation, performance by Seller or such Subsidiary of Seller, as agent; provided, however, that, in connection with the foregoing, Seller shall not be obligated to commence or prosecute any proceeding of any nature before any governmental entity or pay any amount to any third party other than at the sole expense of Buyer; provided further, however, that any and all consent and assignment costs or charges expressly set forth in the Contracts, including, without limitation, payments stated to be due in connection with the sale, transfer, or other disposition of the Business by Seller, shall be paid by Seller. Except as provided in section
2.4.2 below, no such Approval shall be a condition to Closing.

                  2.4.2 Required Consent. Notwithstanding anything to the contrary set forth in Section 2.4.1 above, the landlord consent of the Leland Stanford Junior University to the assignment of the Lease pursuant to the Assignment of Lease (as the same may be modified in accordance with Section 2.1(h)), shall be a condition to Closing.

         2.5      Assumed Liabilities.

                  2.5.1 Assumption of Liabilities. In connection with the purchase and sale of the Assets pursuant to this Agreement, Buyer shall assume in writing at the Closing pursuant to the Assumption Agreement only those liabilities and obligations of Seller and Seller's Subsidiaries, as applicable, set forth below (collectively, the "Assumed Liabilities"):

                  (a) Accounts Payable. Those accounts payable of Seller and its Subsidiaries, outstanding as of the Closing Date, arising from Seller's and any of its Subsidiaries' operation of the Business ("Accounts Payable").

                  (b) Contract Advances. Any liability or credit of or owing from Seller and its Subsidiaries for deposits, prepayments or advances paid to Seller or its Subsidiaries prior to the Closing Date with respect to Contracts ("Contract Advances").

                  (c) Contract Obligations. Any obligation remaining to be performed under the Contracts, including, without limitation, installation obligations, but specifically excluding any and all amounts required to be paid by Seller pursuant to (i) Section 3.2 of the Professional Services Agreement, and (ii) Sections 5.2 and 5.3 of the Development and Design Agreement, which amounts shall be the sole responsibility of Seller.

                  (d) Balance Sheet Liabilities. The amounts for any liabilities reflected on the Closing Date Balance Sheet.

                  (e) Product Liability. Any liability for bodily injury or property damage arising from occurrences after the Closing as a result of any alleged or actual defects in products of the Business designed, manufactured or assembled by or on behalf of Seller or any of its Subsidiaries (including, without limitation, liabilities for negligence, failures to warn, and breach of express or implied warranty), other than any such liability relating to a product shipped or sold or service rendered by Seller or any of its Subsidiaries prior to the Closing.

                  (f) Warranty Obligations. Any continuing obligation of Seller or its Subsidiaries with respect to the performance of warranty and/or service obligations with respect to products of the Business shipped or sold prior to the Closing Date by Seller or any of its Subsidiaries ("Warranty Obligations").

                  (g) Sales Taxes. Any transfer, sales, value added or similar Taxes arising out of or incurred in connection with the transfer of the Assets or the Business.

                  Except as provided in this Section 2.5, no other liabilities or obligations of any nature, whether known or unknown, foreseen or unforeseen, fixed or contingent, liquidated or unliquidated, accrued or unaccrued, shall be assumed by Buyer in connection with the purchase and sale of the Assets hereunder, and any such liabilities and obligations of any nature of Seller or its Subsidiaries not expressly assumed by Seller pursuant to this Section 2.5 shall remain the sole and absolute responsibility of Seller (collectively, the "Retained Liabilities").

         2.6      Closing.

                  2.6.1 Closing Date. Subject to Sections 5 and 6, the closing of the purchase and sale of the Assets and the assumption of the Assumed Liabilities (the "Closing") shall take place at the offices of Morrison & Foerster LLP, 755 Page Mill Road, Palo Alto, California at 10:00 a.m. on the date that is three (3) business days after the later of (i) delivery by the landlord of its consent to assignment of the Lease as contemplated hereby or
(ii) expiration of the period set forth in Sections 5.6 and 6.6, or at such other place, date or time as Buyer and Seller may agree in writing. The date of the Closing shall constitute the "Closing Date."

                  2.6.2 Seller's Deliveries at Closing. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

                           (a)      An executed Bill of Sale substantially in the form of
                                    Exhibit 2.6.2(a) (the "Bill of Sale");

                           (b)      An executed Assignment of Trademarks substantially in the form of Exhibit 2.6.2(b) (the "Assignment of Trademarks");

                           (c)      An executed Assignment of Patents substantially in the form of
                                    Exhibit 2.6.2(c) (the "Assignment of Patents");

                           (d)      An executed Assignment of Licenses, Contracts and Intangibles substantially in the form of Exhibit 2.6.2(d) (the "Assignment of
                                    Licenses");

                           (e)      An executed counterpart of an Assumption of Liabilities
                                    Agreement substantially in the form of Exhibit 2.6.2(e) (the
                                    "Assumption Agreement");

                           (f) A Secretary's Certificate certifying the resolutions of the Executive Committee of the Board of Directors of Seller authorizing consummation of the transactions contemplated by this Agreement substantially in the form of Exhibit 2.6.2(f);

                           (g)      A compliance certificate substantially in the form of
                                    Exhibit 2.6.2(g);

                           (h)      Subject to execution by the landlord, a written consent to assignment executed by the landlord under the Lease substantially in the form of Exhibit 2.6.2(h); and

                           (i)      The opinion of Seller's General Counsel substantially in the form of Exhibit 2.6.2(i).

The documents referred to in Sections 2.6.2(a)-(e) above are hereinafter referred to, collectively, as the "Seller Closing Deliveries." The Seller Closing Deliveries and the Ancillary Documents are hereinafter referred to, collectively, as the "Seller Closing Documents."

                  2.6.3 Buyer's Deliveries at Closing. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following instruments and documents against delivery of the items specified in Section 2.6.2:

                           (a)      The Purchase Price, subject to any
                                    adjustment thereto pursuant to Section 2.3.2 or Section 13.3 below, by wire transfer of immediately available funds to an account designated by Seller;

                           (b) A Secretary's Certificate certifying the resolutions of the Board of Directors of Buyer authorizing consummation of the transactions contemplated by this Agreement substantially in the form of Exhibit
                                    2.6.3(b);

                           (c)      A compliance certificate substantially in the form of
                                    Exhibit 2.6.3(c).

                           (d)      The opinion of Buyer's counsel substantially in the form of
                                    Exhibit  2.6.3(d); and

                           (e) An executed counterpart of the Bill of Sale, Assignment of Trademarks, Assignment of
                                    Patents, Assignment of Licenses and an
                                    executed Assumption Agreement.

The documents referred to in Section 2.6.3(e) above, are hereinafter referred to collectively, as the "Buyer Closing Deliveries." The Buyer Closing Deliveries and the Ancillary Documents are hereinafter referred to, collectively, as the "Buyer Closing Documents."

         2.7 Consent of Third Parties. At the Closing, Seller shall provide Buyer with copies of such third party consents as may have been actually obtained by Seller through the Closing Date.

3.       REPRESENTATIONS AND WARRANTIES OF SELLER.

                  The sale of the Assets to Buyer pursuant to this Agreement shall, except as otherwise expressly provided in this Agreement, be without any representations or warranties of any kind or nature, express or implied, as to the title to, or the condition, value or quality of, the Assets or the Business and, except as otherwise expressly provided in this Section 3 of this Agreement or in Section 15 of the Assignment of Lease Agreement, Seller SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH ASSETS SHALL BE SO SOLD "AS IS, WHERE IS" AND IN THEIR PRESENT CONDITION.

                  Seller hereby represents and warrants to Buyer that the following statements (Sections 3.1 through 3.17) are true and correct as of the date of this Agreement. Whenever the term "to Seller's knowledge" or "to the best of Seller's knowledge" or similar expression appears in any representation or warranty in this Section 3, it means to the actual knowledge (without investigation) of Seller's (i) Vice President, Finance and Chief Financial Officer, (ii) Executive Vice President, Semiconductor Equipment, (iii) Vice President, General Counsel and Secretary, and (iv) Associate General Counsel, Intellectual Property (collectively, "Seller's Key Officers"). Whenever the term "Seller has received no notice" or like expression appears in any representation or warranty in this Section 3, it means that none of Seller's Key Officers has received actual oral or written notice of the matter to which such term is applied, without inquiry as to whether notice has been received. Whenever the term "Material Adverse Effect" or similar expression appears in this Agreement, it means, an effect, on the Assets or the Business, which is or is reasonably likely to be materially adverse to (a) the results of operations or financial condition of the Business, taken as a whole, or (b) Buyer's ability to operate the Business as presently conducted after the Closing Date.

         3.1 Organization and Authority. Seller: (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) has all necessary corporate power to own and lease its properties, to carry on its business as and where it is now being conducted and to enter into and perform this Agreement; and (iii) is qualified to do business in all jurisdictions in which the failure to so qualify would have a Material Adverse Effect. Each of Seller's Subsidiaries: (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed; (ii) has all necessary corporate or entity power to own and lease its properties, and to carry on its business as now being conducted; and (iii) is qualified to do business in all jurisdictions in which the failure to so qualify would have a Material Adverse Effect.

         3.2 Authority Relating to this Agreement and Other Agreements; No Violation of Other Instruments.

                  3.2.1 The execution and delivery of this Agreement and the Seller Closing Documents and the performance by Seller of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of Seller and, assuming execution of this Agreement by Buyer, this Agreement and each of the Seller Closing Documents will constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject as to enforcement only: (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally; and (ii) to general principles of equity.

                  3.2.2 To Seller's knowledge, neither execution of this Agreement nor any of the Seller Closing Documents, nor the performance hereof or thereof by Seller or any of its Subsidiaries, will: (i) conflict with or result in any breach or violation of the terms of any decree, judgment, order, law or regulation of any court or other governmental body now in effect applicable to Seller or any of Seller's Subsidiaries; (ii) conflict with, or result in, with or without the passage of time or the giving of notice (or both), any breach of any of the terms, conditions and provisions of, or constitute a default under, or result in the creation of, any Lien upon any of the Assets pursuant to, any indenture, mortgage, lease, agreement or other instrument to which Seller or any Subsidiary of Seller is a party or by which it or any such Subsidiary or any of the Assets are bound; or (iii) violate or conflict with any provision of Seller's or any of Seller's Subsidiaries' Certificate of Incorporation, By-laws, or similar organizational instruments.

                  3.2.3 Except as provided in Section 2.4.2 or the HSR Act, no consent from any third party and no consent, approval or authorization of, or declaration, filing or registration with, any government or regulatory authority is required to be made or obtained by Seller or any of its

Subsidiaries in order to (i) assign and transfer the TFS Intellectual Property to Buyer and to perform Seller's obligations under the License Agreement, except for such consents which the failure to obtain would not have, in the aggregate, a Material Adverse Effect; or (ii) to Seller's knowledge, permit the execution, delivery or performance of this Agreement or any of the Seller Closing Documents by Seller, or the consummation by Seller or any of its Subsidiaries of any of the other transactions contemplated by this Agreement.

         3.3 Ownership and Delivery of Assets. Seller and/or Subsidiaries of Seller have, or immediately prior to the Closing will have, good and marketable title to all of the Assets consisting of personal property (other than Assets which are leased by or licensed to Seller or its Subsidiaries) and Seller has all necessary power and authority to transfer the Assets to Buyer, free and clear of all liens, charges, easements, covenants, mortgages, restrictions or other encumbrances or limitations (collectively, "Liens") other than any (a) mechanics', carriers', workers' and other similar Liens arising in the ordinary course of business; (b) Liens for current real property Taxes and assessments not yet due and payable; (c) usual and customary non-monetary real property encumbrances that do not materially interfere with the operation of that portion of the Business conducted on such property; (d) Liens securing purchase money obligations or obligations under equipment leases which, in the aggregate, are not material in amount and have not arisen other than in the ordinary course of business; (e) all applicable zoning ordinances and land use restrictions, with which Seller and its Subsidiaries have complied in all material respects and which do not interfere materially with the operation of that portion of the Business currently conducted on the property subject to such ordinances or restrictions; (f) with respect to any Asset which consists of a leasehold or other possessory interest in real property, all liens, mortgages, covenants, imperfections in title, charges, easements, restrictions, encumbrances and other title matters (whether or not the same are recorded) of which Seller has no knowledge to which the underlying fee estate in such real property is subject, which were not created or incurred by Seller or any of Seller's Subsidiaries and which do not interfere materially with the operation of that portion of the Business currently conducted on such property; and (g) with respect to the Lease, the subleasehold estate created in favor of Communications & Power Industries Inc. with respect to Parcel B as described in the Lease; (h) with respect to patents, patent applications, trademarks, trademark applications, software and other Intellectual Property, any licenses which may have been granted by Seller to third parties and (i) Liens associated with Accounts Payable assumed by Buyer (collectively, "Permitted Liens").

         3.4 Compliance with Law. Except with respect to the matters described in Section 3.17, which are treated separately in Section 3.17, to Seller's knowledge, Seller and/or Seller's Subsidiaries hold all licenses, permits and authorizations necessary for the lawful conduct of the Business whenever and wherever conducted pursuant to all applicable statutes, laws, ordinances, rules and regulations of all foreign and domestic governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over Seller, Seller's Subsidiaries, or the Assets, or over any part of Seller's or Seller's Subsidiaries' operations, and to Seller's knowledge, there is no violation thereof or default thereunder. Except with respect to the matters described in Section 3.17, which are treated separately in Section 3.17, to Seller's knowledge, neither Seller nor any of Seller's Subsidiaries is in violation of any decree, judgment, order, law or regulation of any court or other foreign or domestic governmental body (including, without limitation, applicable equal employment and civil rights regulations, wages, hours and the payment of social security taxes and occupational health and safety legislation).

         3.5 Financial Statements. Seller has delivered financial statements of Seller for the Business (the "Financial Statements") to Buyer as follows:

Financial Statement                                                       Delivery to Buyer
-------------------                                                       -----------------
  Balance Sheet for the Business dated as of                              Schedule 3.5 hereto
  December 27, 1996
  Balance Sheet for the Business dated as of March 28,                    Schedule 3.5 hereto
  1997

The Financial Statements are in accordance with the books and records of Seller, fairly present, in all material respects, the financial condition of the Business at the dates indicated, and have been prepared in all material respects in accordance with GAAP consistently applied. Notwithstanding anything else herein to the contrary, Seller makes no representation or warranty as to the adequacy of any reserves reflected in the Financial Statements.

         3.6      Absence of Certain Changes or Events.

                  (a) Since March 28, 1997, except as contemplated by this Agreement or to the extent reflected in the Closing Date Balance Sheet as an adjustment to the Purchase Price pursuant to Section 2.3.2, there have been no material changes in the condition, financial or otherwise, of any of the Assets, liabilities, business, or operations of the Business, other than changes in the ordinary course of business which in the aggregate would not have a Material Adverse Effect.

                  (b) Without limiting the foregoing, since March 28, 1997, except as contemplated by this Agreement or to the extent reflected in the Closing Date Balance Sheet as an adjustment to the Purchase Price pursuant to
Section 2.3: (i) to Seller's knowledge, neither Seller nor any Subsidiary of Seller has entered into any transaction other than in the ordinary course of business relating to or affecting the Assets or the Business; (ii) there have been no losses or damage to any of the Assets due to fire or other casualty, whether or not insured, amounting to more than Fifty Thousand Dollars ($50,000) in the aggregate; (iii) to Seller's knowledge, neither Seller nor any Subsidiary of Seller has executed, created, amended or terminated any Contract except in the ordinary course of business; (iv) there has been no waiver or compromise by Seller or any of its Subsidiaries of a material right or of a material debt owed to it which would have a Material Adverse Effect; (v) there has been no revaluation by Seller or any of its Subsidiaries of any of the Assets; and (vi) there has been no revocation of any license, permit, approval or right to do business granted to Seller or any of its Subsidiaries relating to or affecting the Business which would have a Material Adverse Effect.

     3.7 Inventory. Except for Inventories received but not yet inspected by Seller, all of the Inventory is of the type used in the ordinary course of the Business, except for excess, defective, obsolete and slow-moving items, all of which have been written down to net realizable market value or for which a reserve has been provided on the Reference Balance Sheet or the Closing Date Balance Sheet in accordance with GAAP and Seller's standard accounting methods and policies consistently applied; provided that, no representation or warranty is given as to the adequacy of any such reserves. All of the Inventory reflected on the Reference Balance Sheet and the Closing Date Balance Sheet has been, or will be, so reflected in accordance with GAAP and Seller's standard accounting methods and policies consistently applied. Seller has previously furnished to Buyer in writing a chart showing orders either booked by the Business as of March 28, 1997 or forecasted by Seller (as of such date) to be received by the Business during the succeeding twelve (12) months with respect to M2i, MB2 and Inline products. Seller used the foregoing information to assist Seller in determining the Inventory reserves with respect to such products reflected in the March 28, 1997 balance sheet referred to in Section 3.5 above. No representation or warranty is given as to the accuracy of such information or forecasts or as to whether such forecast will in fact be achieved.

         3.8 Personal Property. All Machinery and Equipment is in good operating condition reasonable wear and tear excepted. All of the leases to personal property utilized in the Business are valid and enforceable and are not, with or without the passage of time, the delivery of notice (or both), in default by any party thereto, which defaults would, in the aggregate, have a Material Adverse Effect.

         3.9 Lease. The lease for the Facility (the "Lease") is a valid and binding obligation of Seller and, to Seller's knowledge, the landlord thereunder, and is enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) and is not, with or without the passage of time or the delivery of notice (or both), in default by any party thereto. Except with respect to matters described in Section 3.17, which are treated separately in Section 3.17, to Seller's knowledge, the Facility Improvements (including plumbing, heating, air conditioning and electrical systems) conform to any and all applicable health, fire, safety and building laws, ordinances and regulations.

         3.10 Intellectual Property. Except as previously disclosed in writing by Seller to Buyer, all of the TFS Intellectual Property is owned by Seller or its Subsidiaries, free and clear of all Liens (other than Permitted Liens and other than as provided in the Cross-License Agreement). To Seller's knowledge, the use of any of the TFS Intellectual Property or the Licensed Intellectual Property in the conduct of the Business does not violate any license agreement between Seller and any third party. Except as previously disclosed in writing by Seller to Buyer, with respect to the Business, Seller has received no written notice of any alleged infringement on the rights of any third party. Except as previously disclosed in writing by Seller to Buyer, Seller has received no written notice of any action or proceeding pending or threatened, contesting the validity, ownership or right to use, sell, license or dispose of the TFS Intellectual Property or the Licensed Intellectual Property. Seller has the right to transfer and assign the TFS Intellectual Property to Buyer hereunder and to license the Licensed Intellectual Property to Buyer pursuant to the Cross-License Agreement. To Seller's knowledge, there has been no infringement or unauthorized use by any other person or entity of any TFS Intellectual Property, except as previously disclosed in writing by Seller to Buyer. To Seller's knowledge, the TFS Intellectual Property comprises all of the Intellectual Property Exclusively Used in the Business by Seller and its Subsidiaries on the date hereof and on the Closing Date; and the Licensed Intellectual Property, together with the TFS Intellectual Property, comprise all of the Intellectual Property Primarily Used in the Business by Seller and its Subsidiaries on the date hereof and on the Closing Date.

         3.11 Product Warranties and Returns. Except to the extent reserves therefor are reflected in the Closing Date Balance Sheet, which reserves are determined in accordance with GAAP and consistent with the Reference Balance Sheet, neither Seller nor any of Seller's Subsidiaries has made any warranties or guarantees relating to its products that will be in effect as of the Closing Date. No representation or warranty is given as to the adequacy of any such reserves.

         3.12 Litigation. None of Seller, Seller's Subsidiaries, or any officer, director, shareholder, employee or agent of any of the foregoing, is a party to any pending or, to Seller's knowledge, threatened action, suit, proceeding or investigation, at law or in equity or otherwise in, for or by any court or other governmental body which would have a Material Adverse Effect. Neither Seller nor any of Seller's Subsidiaries is subject to any pending or, to Seller's knowledge, threatened product liability claim relating to the Assets or the Business. Neither Seller nor any of Seller's Subsidiaries is subject to any decree, judgment, order, law or regulation of any court or other governmental body which would have a Material Adverse Effect.

         3.13 Protection of Intangible Property. It has been, during the last 24 months, Seller's practice to require all employees of Seller who have worked on or contributed in any material respect to the development of the TFS Intellectual Property or Licensed Intellectual Property to execute a proprietary rights and information agreement substantially in the form previously delivered by Seller to Buyer (the "Proprietary Rights and Information Agreement"). Seller's rights under any such Proprietary Rights and Information Agreements, for all purposes with respect to the TFS Intellectual Property, are included in the Contracts. Seller's and Seller's Subsidiaries' rights under such Proprietary Rights and Information Agreements are freely assignable to Buyer.

         3.14 Personnel. Except with respect to employees located outside the United States, Seller has no union contracts or collective bargaining agreements with, or any other obligations to, employee organizations or groups relating to the Business, nor is Seller currently engaged in any labor negotiations, except in minor grievances not involving any employee organization or group, nor, to the knowledge of Seller, is Seller the subject of any union organization affecting its Business. There is no pending or, to Seller's knowledge, threatened labor dispute, strike or work stoppage affecting the Business. No employees of the Business are parties to any employment agreement or other arrangement with Seller or any of Seller's Subsidiaries providing for such employees to receive any bonus or other payment (in cash or otherwise) upon such employees' termination of employment, other than ordinary accrued but unpaid salary, vacation pay and/or severance pay under Seller's policies or law.

         3.15 Brokers and Finders. None of Seller or any Subsidiary, shareholder, director, officer, employee or agent of Seller has retained any broker or finder in connection with the transactions contemplated by this Agreement.

         3.16 Contracts. Neither Seller, any Subsidiary of Seller nor, to Seller's knowledge, any other party to any Contract is, with or without the passage of time or the giving of notice (or both), in default in the performance of, or not in compliance with, any provisions of such Contract, other than any such default or non-compliance which would not have a Material Adverse Effect. Seller has no knowledge of any intent by any other party not to perform its obligations under any Contract.

         3.17 Absence of Environmental Liabilities. To Seller's knowledge, neither Seller nor all or any portion of the Facility is in violation of any federal, state or local law, ordinance or regulation relating to industrial hygiene, worker safety, environmental protection or Hazardous Materials. To Seller's knowledge, all environmental licenses, permits, clearances, covenants and authorizations material to and required for the current conduct of the Business have been obtained by Seller and are in full force and effect. As used herein, the term "Hazardous Materials" means any hazardous or toxic substance, material or waste which is or becomes regulated by any local government authority, the State of California, any other state or the United States Government, including, without limitation, any material or substance which is:
(1) PCB; (2) petroleum; (3) asbestos; (4) defined as a "hazardous substance" under Section 25316 of the California Health and Safety Code, Division 20, Chapter 6.8 (Carpenter-Presley-Tanner Hazardous Substance Account Act); or (5) defined as a "hazardous substance" under Section 101 of the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C.
Section 9601 et seq., as amended ("CERCLA").

4.       REPRESENTATIONS AND WARRANTIES OF BUYER.

                  Buyer hereby represents and warrants to Seller that the following statements (Sections 4.1 through 4.4) are true and correct as of the date of this Agreement.

         4.1 Organization and Authority. Buyer (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of California; (ii) has all necessary corporate power to own and lease its properties, to carry on its business as now being conducted and to enter into and perform this Agreement; and (iii) is qualified to do business in all jurisdictions in which the failure to so qualify would have a material adverse effect on the business, results of operations or financial condition of Buyer taken as a whole.

         4.2 Authority Relating to this Agreement; No Violation of Other Instruments.

                  4.2.1 The execution and delivery of this Agreement and the Buyer Closing Documents and the performance hereunder and thereunder by Buyer have been duly authorized by all necessary corporate action on the part of Buyer and, assuming execution of this Agreement by Seller, this Agreement and each of the Buyer Closing Documents will constitute a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, subject as to enforcement only: (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally; and (ii) to general principles of equity.

                  4.2.2 To Buyer's knowledge, neither the execution of this Agreement or any of the Buyer Closing Documents, nor the performance hereof or thereof by Buyer will: (i) conflict with or result in the breach or violation of the terms of any decree, judgment, order, law or regulation of any court or other governmental body now in effect applicable to Buyer; (ii) conflict with, or result in, with or without the passage of time or the giving of notice, any breach of any of the terms, conditions and provisions of, or constitute a default under, any indenture, mortgage, lease, agreement or other instrument to which Buyer is a party or by which it is bound; or (iii) violate or conflict with any provisions of Buyer's Articles of Incorporation, Bylaws, or similar organizational instruments.

                  4.2.3 Except as required pursuant to the HSR Act, no consent from any third party and no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by Buyer in order to permit the execution, delivery or performance of this Agreement by Buyer, or the consummation by Buyer of its obligations contemplated by this Agreement, except for such consents (i) where the failure to obtain the same would not have a material adverse effect on the business, results of operations or financial condition of Buyer taken as a whole, or (ii) which have not been received by Buyer and may be necessary for Buyer to execute, deliver and perform this Agreement and to consummate the transactions set forth herein, and all of which shall be obtained by Buyer on or prior to the Closing Date.

         4.3      [Intentionally Omitted]

         4.4 Sufficient Funds. Buyer will have on the Closing Date sufficient funds available to pay the Purchase Price.

5.       CONDITIONS TO THE OBLIGATIONS OF BUYER.

                  Except as otherwise specifically set forth herein or as contemplated by this Agreement, all obligations of Buyer under this Agreement are subject to the fulfillment, satisfaction or waiver in writing by Buyer, prior to or at the Closing Date, of each of the following conditions:

         5.1 Compliance Certificate. Buyer shall have received a certificate of the Vice President, Finance and Chief Financial Officer of Seller substantially in the form of Exhibit 2.6.2(g), dated the Closing Date, certifying to the fulfillment of all Closing conditions contained in this Section 5.

         5.2 Landlord's Consent to Assignment. The landlord under the Lease shall have given its consent to the assignment thereof pursuant to Section 2.4.2.

         5.3 Opinion of Counsel. Buyer shall have been furnished with an opinion of Seller's General Counsel, dated the Closing Date, substantially in the form of Exhibit 2.6.2(i).

         5.4 No Orders. There shall not have been issued any preliminary or permanent court order enjoining or restraining the transactions contemplated by this Agreement; provided that, in the event of any such preliminary order, the Closing shall be delayed pending the lifting of such order, subject to Buyer's rights pursuant to Section 12.3 below.

         5.5 Delivery of Closing Documents. Seller shall have delivered to Buyer the Seller Closing Documents.

         5.6 HSR Act. The waiting period with regard to the purchase and sale of the Assets and the Business under the HSR Act shall have expired or terminated.

6.       CONDITIONS TO THE OBLIGATIONS OF SELLER.

                  Except as otherwise specifically set forth herein, all obligations of Seller under this Agreement are subject to the fulfillment, satisfaction or waiver in writing by Seller, prior to or at the Closing, of each of the following conditions:

         6.1 Compliance Certificate. Seller shall have received a certificate of the President and Secretary of Buyer substantially in the form of Exhibit 2.6.3(c), dated the Closing Date, certifying to the fulfillment of all Closing conditions contained in this Section 6.

         6.2 Landlord's Consent to Assignment. The landlord under the Lease shall have given its consent to the assignment thereof pursuant to Section 2.4.2.

         6.3 Opinion of Counsel. Seller shall have been furnished with an opinion of Morrison & Foerster LLP, dated the Closing Date, substantially in the form of Exhibit 2.6.3(d).

         6.4 No Orders. There shall not have been issued any preliminary or permanent court order enjoining or restraining the transactions contemplated by this Agreement; provided that, in the event of any such preliminary order, the Closing shall be delayed pending the lifting of such order, subject to Seller's rights pursuant to Section 12.4 below.

         6.5 Delivery of Closing Documents. Buyer shall have delivered to Seller the Buyer Closing Documents.

         6.6 HSR Act. The waiting period with regard to the purchase and sale of the Assets and the Business under the HSR Act shall have expired or terminated.

7.       COVENANTS OF SELLER

                  Seller and, to the extent obligations of Buyer are set forth in Sections 7.5, 7.6 and 7.8 of this Section 7, Buyer, covenant as follows:

         7.1 Access to Properties and Records. Throughout the period between the date of this Agreement and the Closing Date, Seller shall give to Buyer and Buyer's authorized representatives reasonable access, during reasonable business hours, in such a manner as to not unduly disrupt the normal business activities of Seller, to the Facility and any and all of the properties, documents, books, records, commitments and affairs of Seller relating to the Business that would be relevant to Buyer for the transactions contemplated hereby, and that would be reasonably necessary for purposes of facilitating the consummation of the transactions contemplated hereby, provided that, notwithstanding anything herein to the contrary, Seller shall not be required to disclose any documents or information subject to any confidentiality obligation that would by the terms of such confidentiality obligation prohibit such disclosure. Any unintentionally disclosed confidential or privileged documents shall be kept confidential and returned immediately upon request by Seller without further disclosure. Without limiting the foregoing, Buyer shall be permitted to interview during regular business hours all employees of Seller reasonably determined by Buyer to be important to the Business. A representative of Seller shall have the right to be present at all such interviews. Buyer's satisfaction with respect to information revealed by such access shall not be a condition to Closing.

         7.2 Conduct of the Business Prior to Closing Date. Between the date of this Agreement and the Closing, and except as otherwise consented to or approved by an officer of Buyer in writing or as required by this Agreement:

                  (i) The Business shall be operated in the ordinary course consistent with past practices and in a normal businesslike fashion (including, without limitation, its normal accounts receivable practice), and Seller shall take such actions as are in its business judgment reasonably necessary to facilitate a smooth transition of the operation of the Business from Seller to Buyer at the Closing. Seller shall use its commercially reasonable efforts to preserve and maintain its goodwill, including relationships with employees, suppliers and customers. Seller shall maintain quantities of Inventories in a manner consistent with prior practice and in a normal businesslike fashion. In addition, Seller shall maintain records and books of account for the Business consistent with past practices and in a normal businesslike fashion, and shall continue to carry all of the insurance for the Business consistent with past practice.

                  (ii) Seller shall not take (and shall not permit its Subsidiaries to take) any action which would cause any material change in any of the items and matters covered by the representations and warranties set forth in
Section 3, including, without limitation:

                       (a) incurring or becoming subject to, or agreeing to incur or become subject to, any obligation or liability (absolute or contingent) primarily related to the Business, except current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business consistent with past practices;

                       (b) mortgaging, pledging or assuming any Lien (other than any Permitted Lien), or agreeing to do so, in respect to any of the Assets, except in each case in the ordinary course of business consistent with past practices;

                       (c) waiving or compromising any material rights or any material debt owed to Seller with respect to the Business;

                       (d) entering into any transactions primarily related to the Business, other than in the ordinary course of business consistent with past practices and in a normal businesslike fashion;

                       (e) increasing the rate of compensation payable or to become payable to any employees working primarily in the Business, other than in the ordinary course of the business consistent with past practices;

                       (f) terminating or amending any Contract, unless terminated or amended in the ordinary course of business consistent with past practices and in a normal businesslike fashion;

                       (g) introducing any new method of accounting with respect to the Business or any of the Assets or liabilities of the Business (assumed or not assumed) (including, without limitation, any change in depreciation or amortization policies or rates);

                       (h) making any capital expenditures or entering into commitments for capital expenditures for the Business exceeding, in the aggregate, One Hundred Thousand Dollars ($100,000);

                       (i) without Buyer's prior consent (which consent Buyer shall not unreasonably withhold or delay), hire or terminate employees engaged in and primarily dedicated to the Business;

                       (j) alter its practice for creating or accounting for Inventory; or

                       (k) commencing any litigation relating to the Business, except those related to insured claims or arising in the ordinary course of business consistent with past practices.

         7.3 Advice of Developments. Seller shall have continuing obligations after the date of this Agreement through the Closing Date to advise Buyer of all significant matters concerning the Business.

         7.4 Acquisition, Merger or Similar Negotiations With Other Parties. From the date hereof until the earlier of termination of this Agreement or consummation of transactions contemplated hereby, none of Seller or any of its officers, directors, employees, representatives, agents or affiliates shall directly or indirectly encourage, solicit, initiate or conduct discussions or negotiations with, provide any information to, or enter into any agreement with, any corporation, partnership, limited liability company, person or other entity or group concerning any merger, combination, consolidation, sale of assets (other than in the ordinary course of business) or other similar transaction directly involving the Business or the Assets.

         7.5 Financial Covenants. At all times prior to the Closing and for the five (5) year period thereafter, (a) Seller and Buyer shall maintain and make available to the other and such other's consultants and auditors its books, records and financial information with respect to the

Assets and the Business, and (b) otherwise provide information reasonably requested by the other regarding the Assets and the Business in connection with any of such other's reporting or other obligations under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended; provided that the requesting party shall reimburse the other for any auditors' fees or other out-of-pocket costs and expenses incurred by such other party in connection with its compliance with clauses (a) or (b) above. After the Closing, Buyer and Seller shall make available to the other and to any taxing authority, as reasonably requested, all information, records or documents relating to tax liabilities or potential tax liabilities of or relating to the Business for all periods prior to or including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extensions thereof. Buyer and Seller shall each prepare and provide to each other any federal, state, local or foreign Tax data and other information, including such information required by their respective customary tax and accounting questionnaires, requested by Buyer or Seller, as applicable, for its use in preparing its tax returns. Buyer and Seller shall prepare such Tax data and other information and shall provide the same to the other party within ninety (90) days after the Closing. Each party shall bear its own expenses in complying with the preceding two sentences.

         7.6 Non-Compete. (a) Provided that nothing herein shall prevent Seller and/or its Subsidiaries from owning, in the aggregate, not more than 10% of the outstanding stock or other equity interests in any company with shares or other equity interests registered pursuant to Sections 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, Seller agrees that, for a period of three (3) years from the Closing Date, Seller will not (1) make, sell or service (whether directly, indirectly or through any Subsidiary or affiliate), or (2) directly or indirectly engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation or control of, any business that makes, sells or services products that compete with any products included in the Novellus Field of Use (as defined in the Cross- License Agreement) (a "Competing Business"); provided, however, that the term "Competing Business" shall not include a direct or indirect acquisition by Seller and/or its Subsidiaries of, or a merger or consolidation of Seller and/or its Subsidiaries with or into, another company or business whose competitive business either (1) represents less than 10% of the total annual sales for such entity's last fiscal year, or (2) represents less than 40% of such sales and Seller has first offered Buyer the opportunity to purchase that portion of the entity which is competitive, on the same terms available to Seller, and at a price determined by an independent appraiser, mutually acceptable to both parties.

                  (b) Seller and Buyer each further agrees that, for a period of two (2) years following the Closing Date, neither will, directly or indirectly, either for itself, or any other person or entity, induce or attempt to induce any employee of the other (including all employees of the Business) or any entity under common control with the other to leave the employ of such other (other than pursuant to advertisements of general circulation).

                  (c) Buyer agrees that, for a period of three (3) years from the Closing Date, Buyer will not (whether directly or indirectly through any Subsidiary or affiliate) make, sell or service products that compete with products of Seller's IIS Business as conducted at and after the Closing Date.

         7.7 Seller's Auditors. Seller will use its commercially reasonable efforts to cause its management and its independent auditors to facilitate on a timely basis (i) the preparation of financial statements (including pro forma financial statements if required) as reasonably required by Buyer to comply with applicable SEC regulations under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and (ii) the review by Buyer and its independent auditors of Seller's audit work papers for up to the past three
(3) years with respect to such audit; provided that Buyer shall reimburse Seller for all auditors' fees and other out-of-pocket fees and expenses incurred by Seller in connection with its compliance with this Section 7.7.

         7.8      Transition Services.

                  (a) For the period after the Closing Date until Buyer otherwise notifies Seller in writing, such period not to exceed one (1) year after the Closing Date (the "Transition Period"), Seller shall provide to Buyer any administrative services reasonably requested by Buyer in order to continue the Business (the "Transition Services"); provided, however, that the Transition Services shall not include (i) any services not provided by Seller to the Business in the ordinary course as of the Closing, or (ii) any legal, environmental, medical emergency response, OSHA compliance or import-export services. During the Transition Period, Buyer shall use its commercially reasonable efforts to cease the Transition Services by eliminating the need for, providing to itself, or otherwise obtaining, such services.

                  (b) Buyer shall reimburse Seller for all of Seller's (i) normal direct labor charges (including overtime) for actual time devoted to performance of the Transition Services requested by Buyer, plus an allocation (based on such actual time) of fringe benefit costs, then multiplied by a factor of 1.2 for overhead, and (ii) out-of-pocket expenses (including, without limitation, materials costs consumed in providing such services), all to the extent reasonably incurred and necessary to provide the Transition Services. Any reimbursements required to be made by Buyer to Seller under this Section 7.8(b) shall be made to Seller within thirty (30) days after Buyer's receipt of Seller's invoices therefor, which invoices shall include supporting documentation providing, in reasonable detail, a description of all amounts subject to reimbursement.

                  (c) Seller's total liability to Buyer arising out of or relating to the Transition Services shall not exceed the aggregate amount of reimbursements paid by Buyer to Seller for the Transition Services, and in no event shall Seller be liable to Buyer for any incidental, consequential, indirect or special loss or damage of any kind, including without limitation lost business, lost profits, costs of downtime, whether based in contract, tort or any other legal theory.

         7.9 Satisfaction of Conditions. Seller shall in good faith proceed to take or cause to be taken all actions within its power necessary to satisfy all conditions to its obligations to close and consummate the transactions contemplated by this Agreement.

8.       COVENANTS OF BUYER.

         Buyer and, to the extent obligations of Seller are set forth in Section
8.3.2 of this Section 8, Seller, covenant as follows:

         8.1 Satisfaction of Conditions. Buyer shall in good faith proceed to take or cause to be taken all actions within its power necessary to satisfy all conditions to its obligations to close and consummate the transactions contemplated by this Agreement.

         8.2 Warranty Obligations. Buyer shall perform the Warranty Obligations following the Closing Date in a timely and workmanlike manner in accordance with the obligations of Seller with respect thereto that are to be assumed by Buyer as of the Closing pursuant to Section 2.5.1(f) hereof.

         8.3      Prohibition on Use of Names, Etc.

                  8.3.1 Buyer acknowledges that Seller has the absolute and exclusive proprietary right to all names, marks, trade names, trademarks and service marks (collectively, "Seller Names") incorporating "Varian" and/or the initials "VA" in any form, and to all corporate symbols or logos (collectively, "Seller Logos") incorporating "Varian" and/or the initials "VA," including the VA in a circle logo, all rights to which and the goodwill represented thereby and pertaining thereto are being retained by Seller. Buyer shall not use, and Buyer shall cause its Subsidiaries not to use, the name "Varian" or "VA" or any Seller Logo incorporating either such Seller Name in connection with the sale of any products or services, and if any of the Assets bear such Seller Name or Seller Logo, Buyer shall, prior to the use or sale of such Assets, delete such Seller Name or Seller Logo and clearly and prominently indicate that the business conducted with the Assets is no longer affiliated with Seller or any of its Subsidiaries or affiliates.

                  8.3.2 Notwithstanding Section 8.3.1. and subject to Section
8.3.4 below, Seller grants to Buyer a paid up nonexclusive nontransferable license (i) to use Seller Logos and Seller Names affixed to products of the Business manufactured before the Closing or manufactured by Buyer after the Closing and meeting the same quality standards met by Seller's products prior to the Closing, in either case for a period of time not to exceed three (3) months from the Closing Date; (ii) to use Seller Logos and Seller Names affixed to products of the Business manufactured by Seller before the Closing or manufactured by Buyer after the Closing for a period of time not to exceed six
(6) months from the Closing Date; provided that Buyer identifies itself in predominant fashion as the manufacturer of such products; and (iii) for a period of time not to exceed six (6) months from the Closing Date, to include in a less conspicuous manner on products of Buyer substantially similar to those which Seller marketed through the Business prior to the Closing Date, and in product literature therefor, the legend "formerly made by Varian."

                  8.3.3 Buyer may use existing supplies of literature, packaging and documentation of the Business which refer to or employ the Seller Logos and Seller Names until such supplies are expended, but in no event beyond three months following the Closing Date; provided that such supplies include a statement that the Business is no longer affiliated with

Seller or any of its Subsidiaries or affiliates and, with respect to products referenced in such supplies, the legend "formerly made by Varian."

                  8.3.4 Any benefits which accrue to the Seller Logos and Seller Names because of usage by Buyer (and any successor or transferee to the Business) shall be for the exclusive benefit of Seller, and any proprietary interest therein shall be owned solely by Seller.

9.       EMPLOYMENT MATTERS

         9.1 Employees. Prior to the Closing, Buyer shall offer employment to all of the employees primarily dedicated to the Business (including, without limitation, those employees engaged in sales and support service functions primarily dedicated to the Business), effective at the Closing, at the salary levels currently in place with Seller as of the Closing Date, and will provide employee benefits to such employees in accordance with Buyer's current policies and practices, except that Buyer shall (i) grant prior service credit under Buyer's employee benefit plans, programs and policies to each such employee based on the service date used by Seller in determining his or her service credit under Seller's employee benefit plans, programs and policies, (ii) waive any preexisting condition limitations under Buyer's employee benefit plans, programs and policies which otherwise would be applicable to such employees, and
(iii) offer such employees the right to transfer accrued vacation and sick leave. Notwithstanding the foregoing, Buyer shall have no liability for accrued wages (including salaries, bonuses and commissions), severance pay, sick leave or other benefits, or other Employee Plans of any type or nature on account of Seller's employment or termination of such employees prior to the Closing Date, except (x) under clause (iii) above, or (y) any other liability reflected on the Closing Date Balance Sheet.

         9.2 Employee Plans. Buyer is not assuming any of the Employee Plans of Seller. Without limiting the foregoing, Buyer shall have no liability whatsoever to employees of Seller (or to Seller) with respect to accrued or future benefits under any such Employee Plans, whether or not any of such employees are offered employment by or become employees of Buyer; provided, however, that Buyer shall remain responsible for all liabilities reflected on the Closing Date Balance Sheet. For the purposes of this Section, the term "Seller" includes Seller and its Subsidiaries, any controlled group (within the meaning of Section 414(b) of the Internal Revenue Code of 1986, as amended ("IRC")) of which Seller or any of its Subsidiaries is a member, all trades or businesses under common control (within the meaning of IRC Section 414(c)) of which Seller or any of its Subsidiaries is a member and all affiliated service groups (within the meaning of IRC Section 414(m)) of which Seller or any of its Subsidiaries is a member. The term "Employee Plan" shall mean all present and prior (including terminated and transferred) plans, programs, agreements, arrangements and methods of contributions or compensation (including all amendments to and components of the same, such as a trust with respect to a plan) providing any remuneration or benefits, other than current cash compensation, to any current or former employee of Seller or to any other person who provides services to Seller, whether or not such plan or plans, programs, agreements, arrangements and methods of contribution or compensation are subject to Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and whether or not such plan or plans, programs, agreements, arrangements and methods of contribution or compensation are qualified under the IRC, including, without limitation, pension, retirement, profit sharing, percentage compensation, stock purchase, stock option, bonus and non-qualified deferred compensation plans, disability plans, medical plans, dental plans, workers compensation, health insurance, life insurance or other death benefits, incentive, severance plans, vacation benefits and fringe benefits. The term "Employee Plan" also includes any employee plan that is a multi-employer plan as defined in Section 3(37) of ERISA. Notwithstanding the foregoing, the term "Employee Plan" shall not include (and Buyer shall assume at the Closing) (x) any accrued vacation or sick leave transferred to Buyer pursuant to Section 9.1 above, or (y) any amounts reflected on the Closing Date Balance Sheet to the extent included in the Assumed Liabilities.

10.      HSR ACT

         10.1 Filings Under HSR Act. As soon as practicable, but in no event later than seven (7) days after the date hereof, each of Seller and Buyer shall file with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a premerger notification form and any supplemental information (other than privileged information) which may be requested in connection therewith pursuant to the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended (the "HSR Act"), which filings and supplemental information will comply in all material respects with the requirements of the HSR Act. Each of Seller and Buyer shall cooperate fully with the other in connection with the preparation of such filings and shall use their respective best efforts to respond to any requests for supplemental information from the FTC or the Antitrust Division and to obtain early termination of any waiting period applicable to the purchase and sale of the Assets under the HSR Act. Any and all filing fees required to be paid in connection with the premerger notification pursuant to the HSR Act shall be borne and paid by Buyer.

11.      INDEMNITY.

         11.1 Survival of Representations and Warranties. The representations and warranties of Seller in Section 3 above and of Buyer in Section 4 above shall survive for a period of one (1) year from the Closing. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by a party in whose favor such representations and warranties have been made to the party that made such representations and warranties, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved.

         11.2 Seller's Indemnity. Seller shall indemnify, defend, protect and hold harmless Buyer (and Buyer's Subsidiaries and their respective officers, directors, shareholders, employees and agents) from and against any and all losses, costs, expenses, liabilities, obligations, claims, demands, causes of action, suits, settlements and judgments of every nature, including the costs and expenses associated therewith and reasonable attorneys', consultants' and witness fees incurred in connection therewith ("Buyer's Damages"), which arise out of: (i) the breach of any representation or warranty made by Seller pursuant to Section 3 of this Agreement or Section 15 of the Assignment of Lease Agreement; (ii) the non-performance, partial or total, of any covenant made by Seller pursuant to this Agreement or the Seller Closing Documents; (iii) any Retained Liability; or (iv) Seller's hiring and employment practices with respect to employment with Seller or Seller's Subsidiaries of, or termination with Seller or Seller's Subsidiaries of, all employees of the Business (except solely as provided in Section 9.1 above). Notwithstanding any term or condition of this Section 11.2, any indemnity rights of Buyer with respect to uncollectible Accounts Receivable shall be limited solely to breaches by Seller of its obligations under Section 11.5 below.

         11.3 Buyer's Indemnity. Buyer shall indemnify, defend, protect and hold harmless Seller (and Seller's Subsidiaries and their respective officers, directors, shareholders, employees and agents) from and against any and all losses, costs, expenses, liabilities, obligations, claims, demands, causes of action, suits, settlements and judgments of every nature, including the costs and expenses associated therewith and reasonable attorneys', consultants' and witness fees incurred in connection therewith ("Seller's Damages"; and when used together with or in the alternative to Buyer's Damages, "Damages"), which arise out of: (i) the breach by Buyer of any certification, representation or warranty made by Buyer pursuant to this Agreement; (ii) the non-performance, partial or total, of any covenant made by Buyer pursuant to this Agreement or the Buyer Closing Documents; (iii) any Assumed Liability; or (iv) Buyer's hiring and employment practices with respect to employment with Buyer of, or termination of employment with Buyer of, the employees to be offered employment or hired by Buyer for the Business.

         11.4 Procedure for Indemnification -- Third Party Claims. Promptly after receipt by an indemnified party under Section 11.2 or 11.3 of written notice of a claim or the commencement of any proceeding against it, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such Section, give written notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party, except to the extent, the indemnifying party demonstrates that the defense of such action is or has been prejudiced thereby. In case any such proceeding shall be brought against an indemnified party and it shall give notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish (unless the indemnifying party is also a party to such proceeding and the indemnified party determines in good faith that joint representation would be inappropriate) to assume the defense thereof with counsel which is not reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such unindemnified party under such Section for any fees of such counsel or any other expenses with respect to the defense of such proceeding, in each case, subsequently incurred by such indemnified party in connection with the defense thereof. If an indemnifying party assumes the defense of such proceeding, (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's reasonable consent unless (i) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (b) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its consent. If notice is given to an indemnifying party of the commencement of any proceeding and it does not, within fifteen (15) business days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense thereof, the indemnifying party shall be bound by any determination made in such action or any compromise or settlement thereof effected by the indemnified party. Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its affiliates, other than as a result of monetary damages, such indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such proceeding, but the indemnifying party shall not be bound by any determination of a proceeding so defended or any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld).

         11.5 Collection of Accounts Receivable. Seller covenants to Buyer that the unpaid balance of all Accounts Receivable unpaid on the Closing Date will be paid within one (1) year of the Closing Date, less the reserve for uncollectible Accounts Receivable set forth in the Closing Date Balance Sheet, so long as Buyer shall have used its commercially reasonable efforts to collect such Accounts Receivable, including, without limitation, undertaking reasonable collection actions against accounts delinquent more than 180 days. Within five
(5) business days after delivery to Seller of a schedule of any Accounts Receivable existing at the Closing Date uncollected within such one-year period in excess of such reserve, Seller shall remit to Buyer the amount of such unpaid Accounts Receivable (less such reserve). After the one-year period expires, Buyer shall, upon the written request of Seller, assign to Seller for collection, and pay over to Seller any payments received by Buyer in respect of, all of the scheduled Accounts Receivable of any given vendor, provided that the aggregate balance of all Accounts Receivable so assigned does not exceed the amount by which the total scheduled Accounts Receivable exceeds the reserve for uncollectible Accounts Receivable. If more than one (1) invoice is outstanding for any customer, the "first-in, first-out" principle shall be applied in determining the invoice to which a payment relates, unless the payment by its terms specifies or clearly indicates the invoice to which it relates.

         11.6     Limitations on Indemnification.

          11.6.1 No claim or claims may be made against an indemnifying party for indemnification pursuant to clause (i) of either Section 11.2 or Section 11.3, as the case may be, unless the aggregate Damages of the indemnified parties with respect to such Sections shall exceed an aggregate amount equal to $3,000,000, in which case the indemnifying party shall be obligated to the indemnified party for the full amount of the Damage, including, without limitation, those Damages up to said $3,000,000 amount.

          11.6.2 In addition to the provisions and limitations as provided in
(i) Section 11.1 with respect to the period of survival of representations and warranties, and (ii) Section 11.6.1 with respect to dollar amounts of Damages for which indemnification for breaches of representations and warranties is not available, no indemnifying party shall be liable for any Seller Damage or Buyer Damage, as the case may be, (a) to the extent such Seller Damages (in the aggregate) or Buyer Damages (in the aggregate) relate to breaches of representations and warranties contained in Sections 3 and 4 (but not to any other item subject to indemnification pursuant to Section 11.2 or 11.3 above), as the case may be, and exceed an amount equal to $30,000,000 or (b) for which a claim for indemnification relating to such a breach is not asserted hereunder within one (1) year after the Closing Date.

          11.6.3 In addition, the liability of any indemnifying party with respect to any Damages shall be determined on a basis that is net of the amount of any such Damages covered by insurance (less any deductibles).

          11.6.4 Notwithstanding anything in this Agreement to the contrary, Damages related to environmental liabilities shall be handled exclusively in the Environmental Agreement.

          11.6.5 Notwithstanding any term or condition of this Section 11.6, the foregoing limitations shall not apply to (i) any claim arising as a result of the fraud of a party hereto, or (ii) any breach by Buyer of its representation pursuant to Section 4.4.

12.      TERMINATION.

         12.1 Mutual Agreement. This Agreement may be terminated at any time prior to the Closing Date by the written agreement of Seller and Buyer.

         12.2 Permanent Injunction. This Agreement shall be terminated upon the entry of a permanent order by a governmental entity having jurisdiction over Buyer, Seller or any of their respective Subsidiaries, affiliates or assets, enjoining or restraining the transactions contemplated by this Agreement.

         12.3 Termination by Buyer. This Agreement may be terminated by Buyer if, on or before December 31, 1997, the conditions set forth in Section 5 of this Agreement shall not have been met by Seller or waived by Buyer, provided that, if on such date a preliminary injunction has been entered preventing the Closing, such date shall automatically be extended until (i) such injunction shall have been lifted, in which case the Closing shall thereupon take place as soon as practicably possible, assuming that all other conditions to Closing are satisfied, or (ii) a permanent injunction shall have been entered, in which case this Agreement shall be terminated as provided in Section 12.2 above.

         12.4 Termination by Seller. This Agreement may be terminated by Seller if, on or before December 31, 1997, the conditions set forth in Section 6 of this Agreement shall not have been met by Buyer or waived by Seller, provided that, if on such date a preliminary injunction has been entered preventing the Closing, such date shall automatically be extended until (i) such injunction shall have been lifted, in which case the Closing shall thereupon take place as soon as practicably possible, assuming that all other conditions to Closing are satisfied, or (ii) a permanent injunction shall have been entered, in which case this Agreement shall be terminated as provided in Section 12.2 above.

         12.5 Confidentiality and Effect of Termination. In the event that this Agreement is terminated, each of the parties shall return (without retaining copies) all documents and papers containing confidential or proprietary information of the other party (including, without limitation, technical information, customer lists, financial data and any similar information developed by another party pursuant to this Agreement or in contemplation of the transactions contemplated by this Agreement), and shall neither use nor disclose any such information, except to the extent that such information is available to the public, is required to be disclosed by law or has otherwise been rightfully obtained. In the event of termination of this Agreement pursuant to this Section 12, neither party shall have any obligation to the other whatsoever with respect to this Agreement (except for this Section 12.5, which obligations shall continue and subsist beyond such termination), the transactions provided for herein or the expenses either of them incurred in connection with or in contemplation of such transactions. In the event this Agreement is terminated as permitted herein, each party shall return to the other party (without retaining copies) all such documents, information and reports.

13.      MISCELLANEOUS.

         13.1 Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties, except that no party hereto may assign its rights or obligations hereunder without the prior written consent of the other party; provided, however, that, without the consent of either party, the parties may assign this Agreement, in whole or in part, and any of its rights or obligations hereunder, to a wholly owned Subsidiary of such party; and provided, further, that in no case shall such assignment release such party from any obligation or liability under this Agreement. Any assignment in contravention of this Section 13.1 shall be null and void.

         13.2 Allocation of Purchase Price. No later than sixty (60) days after the Closing Date, Buyer and Seller shall mutually agree upon the allocation of the Purchase Price among the various items included in the Assets and the Business being transferred by Seller to Buyer. Both of Buyer and Seller have agreed that the allocation to be provided hereby shall be determined by the appraisal report of an independent, mutually agreed upon appraiser, if the parties cannot agree on the allocation after good faith negotiations, and that Buyer and Seller shall each bear an equal portion of the costs of such appraisal. Buyer and Seller shall file all tax returns and reports in a manner consistent with the allocation provided for in this Section 13.2.

         13.3 Prorations. All state and local real and personal property Taxes relating to the Assets which properly apply to periods commencing prior to and ending after the Closing Date shall be prorated as between Seller and Buyer of the Closing Date. Seller shall receive a credit, at the Closing for the security deposit, if any, held by the landlord under the Lease. Seller shall also receive a credit for any fees paid in advance by Seller under the Contracts, which fees represent prepayments for periods after the Closing Date. State and local real and personal property Taxes relating to the Assets for the tax period in which the Closing occurs shall be prorated between Buyer and Seller on the following basis: Seller shall be responsible for the payment of all such Taxes for the period up to the Closing Date; and Buyer shall be responsible for payment of all such Taxes for the period from and after the Closing Date. All such Taxes assessed on an annual basis shall be prorated on the assumption that an equal amount of Tax applies to each day of the year, regardless of how installment payments are billed or made. Any supplemental property Taxes or assessments which arise out of a revaluation of an Asset, which revaluation would not have occurred except for the change in ownership of the Asset, shall be borne by Buyer. Any payments of Taxes due from one party to the other pursuant to this Section 13.3 shall be paid at the Closing Date. If such Taxes and assessments are not available as of the Closing Date, for purposes of apportionment between Buyer and Seller and payment pursuant to this Section 13.3, the amount thereof shall be estimated on the basis of the prior year's Taxes and assessments, and any incremental payment shall be adjusted after receipt of the final Tax statements, but in any event within fifteen (15) days after such statements are provided by one party to the other. Buyer shall not be responsible for any other Tax (including but not limited to any business, occupation, unemployment compensation, workers' compensation, withholding or similar Tax) attributable to the operations of the Business for any period prior to the Closing. Seller shall not be responsible for any other Tax (including but not limited to any business, occupation, unemployment compensation, workers' compensation, withholding or similar Tax) attributable to the operations of the Business for any period from and after the Closing. The total estimated prorations, as reasonably determined by Seller, shall be paid by Buyer at the Closing, with final complete prorations to be determined as soon as practicable after the Closing.

         13.4 Confidentiality. Neither party shall issue a press release or otherwise publicize the transactions contemplated by this Agreement or otherwise disclose the nature or contents of this Agreement on or prior to the Closing Date, except as otherwise required by applicable law (and any such press release shall be mutually acceptable to Buyer and Seller), regulation, stock exchange requirement or by the mutual consent of each of Buyer and Seller. No information, documents or reports provided to or obtained by either party in connection with this transaction shall be disclosed to any non-party except as required by law or in carrying out the transactions contemplated hereby. All provisions relating to confidentiality in this Agreement are in addition to and shall not supersede or in any way nullify the effect of the Confidentiality Agreement (the "Confidentiality Agreement"), dated February 28, 1997, executed and delivered by Buyer and Seller in connection with the preliminary discussions relating to this transaction.

         13.5 Transfer Taxes. Any Taxes arising out of or incurred in connection with the transactions contemplated by this Agreement shall be paid by Buyer, whether or not such Taxes are assessed initially against Seller or Seller's Subsidiaries.

         13.6 Expenses. Except as otherwise expressly provided herein, each party will pay its own costs and expenses, including legal and accounting expenses, related to the transactions provided for herein, irrespective of when incurred.

         13.7 Further Assurances. It is the intention of the parties hereto that all assets, rights, and tangible and intangible property constituting the Assets be sold to Buyer. Accordingly, each party will from time to time prior to or subsequent to the Closing Date, at the other party's reasonable request and without further consideration, execute and deliver such other instruments of conveyance, assignment and transfer and take such other actions as the other party may reasonably request in order to cause all of the Assets to be transferred to Buyer and otherwise to more effectively consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, Seller covenants and agrees to take any and all actions as may be necessary to cause each applicable Subsidiary of Seller to take all actions necessary on its part to give effect to the transfer of the Assets to Buyer as provided in, or contemplated by, the terms of this Agreement and the Seller Closing Documents.

         13.8 Dispute Resolution. Any dispute, controversy or claim between the parties relating to, or arising out of or in connection with, this Agreement (or any subsequent agreements or amendments thereto), including as to its existence, enforceability, validity, interpretation, performance, breach or damages, including claims in tort, whether arising before or after the termination of this Agreement, shall be settled only by binding arbitration pursuant to the Commercial Arbitration Rules, as then amended and in effect, of the American Arbitration Association (the "Rules"), subject to the following:

          13.8.1 The arbitration shall take place in Palo Alto, California.

          13.8.2 There shall be three arbitrators, who shall be selected under the normal procedures prescribed in the Rules, except that one such arbitrator shall be a certified public accountant and one (1) such arbitrator (who shall chair the arbitration panel) shall be a member of the American Board of Trial Advocates or the American College of Trial Lawyers.

          13.8.3 Subject to legal privileges, each party shall be entitled to discovery in accordance with the Federal Rules of Civil Procedure.

          13.8.4 At the arbitration hearing, each party may make written and oral presentations to the arbitrator, present testimony and written evidence and examine witnesses.

          13.8.5 The arbitrators' decision shall be in writing, shall be binding and final and may be entered and enforced in any court of competent jurisdiction.

          13.8.6 No party shall be eligible to receive, and the arbitrators shall not have the authority to award, exemplary or punitive damages.

          13.8.7 Each party to the arbitration shall pay one-half of the fees and expenses of the arbitrators and the American Arbitration Association.

          13.8.8 The arbitrators shall not have the power to amend this Agreement.

         13.9 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given on the date of service if served personally or by facsimile, or five (5) days after the date of mailing if mailed, by first class mail, registered or certified, postage prepaid. Notices shall be addressed as follows:

              To Seller at:                Varian Associates, Inc.
                                           3050 Hansen Way
                                           Palo Alto, California 94304-1000
                                           Attention:  Chief Financial Officer
                                           Fax:   (415) 424-5754

              with a copy to:              Varian Associates, Inc.
                                           3050 Hansen Way
                                           Palo Alto, California 94304-1000
                                           Attention:  General Counsel
                                           Fax:   (415) 858-2018

              To Buyer at:                 Novellus Systems, Inc.
                                           3970 North First Street
                                           San Jose, California  95134
                                           Attention: Chief Financial Officer
                                           Fax: (408) 943-2277

              with a copy to:              Morrison & Foerster LLP
                                           755 Page Mill Road
                                           Palo Alto, California 94304
                                           Attention: Michael C. Phillips, Esq.
                                           Fax: (415) 494-0792

or to such other address as a party has designated by notice in writing to the other party in the manner provided by this Section.

         13.10 Entire Agreement and Modification. This Agreement constitutes and contains the entire agreement of the parties and supersedes any and all prior negotiations, correspondence, understandings and agreements (other than the Confidentiality Agreement) between the parties respecting the subject matter hereof. This Agreement may only be amended by written instrument signed by the parties.

         13.11 No Other Remedies. Any and all remedies herein expressly conferred upon a party hereby are deemed exclusive of any other remedy conferred hereby or by law or equity on such party. In particular, the remedies provided by Section 11 for Damages shall be exclusive of any other rights or remedies available to a party against the other party, either at law or in equity, in relation to any breach, default or nonperformance of any representation, warranty, covenant, agreement or undertaking made or entered into by such other party pursuant to this Agreement.

                  13.11.1 No action for termination or rescission, or claiming repudiation, of this Agreement or any agreement executed pursuant to this Agreement may be brought or maintained by either party against the other from and after the date hereof, no matter how severe, grave or fundamental any such breach, default or nonperformance may be by one party, provided that the foregoing shall not apply if and to the extent such action is based on the fraud of the other party. Accordingly, except as provided in the preceding sentence, the parties hereby expressly waive and forego any and all rights they may posses to bring any such action.

                  13.11.2 Notwithstanding any provision in this Agreement, Buyer shall not be entitled to indemnification or any other remedy, at law or in equity, as to a breach of Section 3.17.

                  13.11.3 With regard to Section 13.11 as well as Section 11, Buyer and Seller each acknowledge that it has read and is familiar with, and hereby waives the benefit of, the provisions of California Civil Code Section 1542, which is set forth below.

                  "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

         13.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed in the State of California by California residents.

         13.13 Buyer's Brokers. Buyer shall be solely responsible for and shall indemnify, defend, protect and hold harmless Seller with respect to any broker's or finder's fee payable to any person or entity acting on behalf of Buyer in connection with the transactions contemplated by this Agreement.

         13.14 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

         13.15 Headings. The headings appearing at the beginning of several sections contained herein have been inserted for the convenience of the parties and shall not be used to determine the construction or interpretation of this Agreement.

         13.16 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which when taken together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above set forth.


                              VARIAN ASSOCIATES, INC.



                              By: /s/  Robert A. Lemos
                                  ---------------------------------------------
                                    Robert A. Lemos
                                    Vice President, Finance and Chief
                                    Financial Officer


                              NOVELLUS SYSTEMS, INC.



                              By: /s/  John A. Chenault
                                  ---------------------------------------------
                                    John A. Chenault
                                    Executive Vice President, Operations

                                EXHIBIT 2.6.2(a)

                                  BILL OF SALE


         This Bill of Sale is made as of _______, 1997 (the "Closing Date"), by and between Varian Associates, Inc., a Delaware corporation ("Seller"), and Novellus Systems, Inc., a California corporation ("Buyer"). Capitalized terms used without definitions herein shall have the same meanings ascribed to such terms in the Asset Purchase Agreement by and between Buyer and Seller dated May 7, 1997 (the "Purchase Agreement").

1. Sale of Assets. In accordance with and subject to the terms and conditions set forth in the Purchase Agreement, for good and valuable consideration, the receipt of which is hereby acknowledged, Seller does hereby sell, convey, assign, transfer and deliver (collectively, "sell") to Buyer all of Seller's right, title and interest in and to the Assets.

2. Non-Contravention. To the extent that any Assets may not be sold to Buyer without the consent of a third party, this Bill of Sale shall not constitute a sale or attempted sale thereof. Such sale shall occur immediately after receipt of the applicable consent.

3. Effect of Sale. Nothing in this Bill of Sale shall, or shall be deemed to, modify or otherwise affect any provisions of the Purchase Agreement or affect the rights of the parties under the Purchase Agreement. In the event of any conflict between the provisions hereof and the provisions of the Purchase Agreement, the provisions of the Purchase Agreement shall govern and control.

4. Execution in Counterparts. For the convenience of the parties, this Bill of Sale may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

5. Amendment; Waiver. Any term or provision of this Bill of Sale may be amended only by a writing signed by Seller and Buyer. The observance of any term or provision of this Bill of Sale may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound by such waiver. No waiver by a party of any breach of this Bill of Sale will be deemed to constitute a waiver of any other breach or any succeeding breach.

6. Dispute Resolution. Any dispute, controversy or claim between the parties relating to, arising out of or in connection with this Bill of Sale, including as to its existence, enforceability, validity, interpretation, performance, breach or damages, including claims in tort, shall be settled in accordance with the procedures set forth in Section 13.8 of the Purchase Agreement.

7. Governing Law. This Bill of Sale shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed in the State of California by California residents.

         IN WITNESS WHEREOF, Seller and Buyer have caused this Bill of Sale to be executed on the date first written above.


VARIAN ASSOCIATES, INC.                         NOVELLUS SYSTEMS, INC.


By:                                             By:
   --------------------------------                 ---------------------------

     Title:                                         Title:
           ------------------------                       ---------------------

                                EXHIBIT 2.6.2(b)
                            ASSIGNMENT OF TRADEMARKS


         This Assignment of Trademarks (this "Assignment") is entered into as of _______, 1997 (the "Closing Date"), by and between Varian Associates, Inc., a Delaware corporation ("Assignor"), and Novellus Systems, Inc., a California corporation ("Assignee").

         WHEREAS, Assignor and Assignee have entered into an Asset Purchase Agreement, dated as of May 7, 1997 (the "Purchase Agreement"), providing for, among other things, the sale by Assignor of the Assets to Assignee; and

         WHEREAS, in conjunction with such sale, Assignor desires to sell, convey, assign, transfer and deliver to Assignee all of Assignor's rights, title and interest in and to the Trademarks which form part of the Assets.

         NOW, THEREFORE, in consideration of the foregoing and mutual covenants contained herein and in the Purchase Agreement, the parties hereby agree as follows:

1. Definitions. Capitalized terms used without definitions in the text of this Assignment shall have the same meanings ascribed to such terms in the Purchase Agreement.

         "Trademarks" shall mean all trademarks, trademark applications, service marks, service mark applications, trade and other names (either registered, common law or registration applied for) owned by Assignor or its Subsidiaries that are part of the Assets and that are listed on Schedule 2.1.(e) to the Purchase Agreement.

2. Assignment. In accordance with and subject to the terms and conditions set forth in the Purchase Agreement, for valuable consideration received, Assignor hereby irrevocably sells, conveys, assigns, transfers and delivers to Assignee all of Assignor's right, title and interest in the Trademarks and their registration, together with the goodwill exclusively related to the Business.

3. Effect of Assignment. Nothing in this Assignment shall, or shall be deemed to, modify or otherwise affect any provisions of the Purchase Agreement or affect the rights of the parties under the Purchase Agreement. In the event of any conflict between the provisions hereof and the provisions of the Purchase Agreement, the provisions of the Purchase Agreement shall govern and control.

4. Execution in Counterparts. For the convenience of the parties, this Assignment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

5. Amendment; Waiver. Any term or provision of this Assignment may be amended only by a writing signed by Assignor and Assignee. The observance of any term or provision of this Assignment may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound by such waiver. No waiver by a party of any breach of this Assignment will be deemed to constitute a waiver of any other breach or any succeeding breach.

6. Dispute Resolution. Any dispute, controversy or claim between the parties relating to, arising out of or in connection with this Assignment, including as to its existence, enforceability, validity, interpretation, performance, breach or damages, including claims in tort, shall be settled in accordance with the procedures set forth in Section 13.8 of the Purchase Agreement.

7. Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed in the State of California by California residents.

         IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed on the date first written above.


VARIAN ASSOCIATES, INC.                      NOVELLUS SYSTEMS, INC.

By:                                          By:
   ----------------------------------            ------------------------------

     Title:                                      Title:
           -------------------------                    -----------------------

                                 ACKNOWLEDGEMENT


STATE OF CALIFORNIA                         )
                                            ) ss.
COUNTY OF _____________                     )

On _______________________, 1997, before me, the undersigned notary public in and for said County and State, personally appeared
_______________________________ [person signing on behalf of Varian Associates, Inc.],

              ____        personally known to me [or]
              ____        proved to me on the basis of satisfactory evidence

to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity and that, by his/her signature on the instrument, the entity upon behalf of which the person acted executed the instrument.

WITNESS my hand and official seal.


                                            --------------------------------
                                            My commission expires on
                                            --------------------------

                                EXHIBIT 2.6.2(c)

                              ASSIGNMENT OF PATENTS


         This Assignment of Patents (this "Assignment") is entered into as of _______, 1997 (the "Closing Date"), by and between Varian Associates, Inc., a Delaware corporation ("Assignor"), and Novellus Systems, Inc., a California corporation ("Assignee").

         WHEREAS, Assignor and Assignee have entered into an Asset Purchase Agreement, dated as of May 7, 1997 (the "Purchase Agreement"), providing for, among other things, the sale by Seller of the Assets to Assignee; and

         WHEREAS, in conjunction with such sale, Assignor desires to sell, convey, assign, transfer and deliver to Assignee all of Assignor's rights, title and interest in and to the Patents which form part of the Assets.

         NOW, THEREFORE, in consideration of the foregoing and mutual covenants contained herein and in the Purchase Agreement, the parties hereby agree as follows:

1. Definitions. Capitalized terms used without definitions in the text of this Assignment shall have the same meanings ascribed to such terms in the Purchase Agreement.

         "Patents" shall mean all patents and patent applications owned by Assignor or its Subsidiaries that are part of the Assets and that are listed on
Schedule 2.1.(e) to the Purchase Agreement.

2. Assignment. In accordance with and subject to the terms and conditions set forth in the Purchase Agreement, for valuable consideration received, Assignor hereby irrevocably sells, conveys, assigns, transfers and delivers to Assignee all of Assignor's right, title and interest in the Patents and their registration.

3. Effect of Assignment. Nothing in this Assignment shall, or shall be deemed to, modify or otherwise affect any provisions of the Purchase Agreement or affect the rights of the parties under the Purchase Agreement. In the event of any conflict between the provisions hereof and the provisions of the Purchase Agreement, the provisions of the Purchase Agreement shall govern and control.

4. Execution in Counterparts. For the convenience of the parties, this Assignment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

5. Amendment; Waiver. Any term or provision of this Assignment may be amended only by a writing signed by Assignor and Assignee. The observance of any term or provision of this

Assignment may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound by such waiver. No waiver by a party of any breach of this Assignment will be deemed to constitute a waiver of any other breach or any succeeding breach.

6. Dispute Resolution. Any dispute, controversy or claim between the parties relating to, arising out of or in connection with this Assignment, including as to its existence, enforceability, validity, interpretation, performance, breach or damages, including claims in tort, shall be settled in accordance with the procedures set forth in Section 13.8 of the Purchase Agreement.

7. Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed in the State of California by California residents.

         IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed on the date first written above.


VARIAN ASSOCIATES, INC.                         NOVELLUS SYSTEMS, INC.

By:                                             By:
   ----------------------------                     ---------------------------

     Title:                                         Title:
           --------------------                            --------------------

                                 ACKNOWLEDGEMENT


STATE OF CALIFORNIA                         )
                                            ) ss.
COUNTY OF _____________                     )

On _______________________, 1997, before me, the undersigned notary public in and for said County and State, personally appeared
_______________________________ [person signing on behalf of Varian Associates, Inc.],

               ____        personally known to me [or]
               ____        proved to me on the basis of satisfactory evidence

to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity and that, by his/her signature on the instrument, the entity upon behalf of which the person acted executed the instrument.

WITNESS my hand and official seal.
                                            --------------------------------
                                            My commission expires on
                                            --------------------------

                                EXHIBIT 2.6.2(d)

                ASSIGNMENT OF LICENSES, CONTRACTS AND INTANGIBLES


         This Assignment of Licenses, Contracts and Intangibles (this "Assignment") is entered into as of _______, 1997 (the "Closing Date"), by and between Varian Associates, Inc., a Delaware corporation ("Assignor"), and Novellus Systems, Inc., a California corporation ("Assignee").

         WHEREAS, Assignor and Assignee have entered into an Asset Purchase Agreement, dated as of May 7, 1997 (the "Purchase Agreement"), providing for, among other things, the sale by Assignor of the Assets to Assignee; and

         WHEREAS, in conjunction with such sale, Assignor desires to sell, convey, assign, transfer and deliver to Assignee all of Assignor's rights, title and interest in and to the Intangible Personal Property and the Contracts which form part of the Assets.

         NOW, THEREFORE, in consideration of the foregoing and mutual covenants contained herein and in the Purchase Agreement, the parties hereby agree as follows:

1. Definitions. Capitalized terms used without definitions in the text of this Assignment shall have the same meanings ascribed to such terms in the Purchase Agreement.

2. Assignment. In accordance with and subject to the terms and conditions set forth in the Purchase Agreement, for valuable consideration received, Assignor hereby irrevocably sells, conveys, assigns, transfers and delivers to Assignee Assignor's entire right, title and interest in the Intangible Personal Property and the Contracts.

3. Non-Contravention. Certain parts of the Intangible Property and the Contracts may require the consent of third parties to any assignment. Such assignments to Assignee are made subject to the obtaining of such consents and shall be effective as of the date of such consents. The execution of this Assignment shall not be interpreted, and is not intended to be interpreted, as any action taken by Assignor that would be contrary to the terms and conditions of any contract requiring the consent of any third party to such assignment.

4. Effect of Assignment. Nothing in this Assignment shall, or shall be deemed to, modify or otherwise affect any provisions of the Purchase Agreement or affect the rights of the parties under the Purchase Agreement. In the event of any conflict between the provisions hereof and the provisions of the Purchase Agreement, the provisions of the Purchase Agreement shall govern and control.

5. Execution in Counterparts. For the convenience of the parties, this Assignment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

6. Amendment; Waiver. Any term or provision of this Assignment may be amended only by a writing signed by Assignor and Assignee. The observance of any term or provision of this Assignment may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound by such waiver. No waiver by a party of any breach of this Assignment will be deemed to constitute a waiver of any other breach or any succeeding breach.

7. Dispute Resolution. Any dispute, controversy or claim between the parties relating to, arising out of or in connection with this Assignment, including as to its existence, enforceability, validity, interpretation, performance, breach or damages, including claims in tort, shall be settled in accordance with the procedures set forth in Section 13.8 of the Purchase Agreement.

8. Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed in the State of California by California residents.

         IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed on the date first written above.


VARIAN ASSOCIATES, INC.                       NOVELLUS SYSTEMS, INC.



By:                                            By:
   ----------------------------                    ----------------------------

     Title:                                        Title:
           --------------------                           ---------------------

                                                                Exhibit 2.6.2(e)

                       ASSUMPTION OF LIABILITIES AGREEMENT

        THIS ASSUMPTION OF LIABILITIES AGREEMENT (this "Assumption Agreement"), dated as of ____________, 1997, by and between Varian Associates, Inc., a Delaware corporation ("Seller"), and Novellus Systems, Inc., a California corporation ("Buyer").

                                    RECITALS:

        A. Buyer and Seller are parties to an Asset Purchase Agreement, dated as of May 7, 1997 (the "Asset Purchase Agreement").

        B. Pursuant to Section 2.5 of the Asset Purchase Agreement, Buyer has agreed to assume from Seller and its Subsidiaries, as applicable, the Assumed Liabilities (as defined in the Asset Purchase Agreement) as and to the extent provided therein.

                                   AGREEMENT:

        NOW, THEREFORE, in consideration of the premises and the respective agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

        1. Defined Terms. Capitalized terms contained herein and not otherwise defined herein shall have the respective meanings assigned to them in the Asset Purchase Agreement.

        2. Assumption of Liabilities. Buyer, without any further responsibility or liability of or recourse to Seller or any of Seller's Subsidiaries, stockholders, officers, directors, employees, agents, successors or assigns, hereby absolutely and irrevocably assumes and agrees to pay, perform and be liable and responsible for any and all of the Assumed Liabilities.

        3. Effect of Assumption. Nothing in this Assumption Agreement shall, or shall be deemed to modify or otherwise affect any provisions of the Asset Purchase Agreement or affect the rights of the parties under the Asset Purchase Agreement. In the event of any conflict between the provisions hereof and the provisions of the Asset Purchase Agreement, the provisions of the Asset Purchase Agreement shall govern and control.

        4. Execution in Counterparts. For the convenience of the parties, this Assumption Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        5. Amendment; Waiver. Any term or provision of this Assumption Agreement may be amended only by a writing signed by Seller and Buyer. The observance of any term or provision of this Assumption Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound by such waiver. No waiver by a party of any breach of this Assumption Agreement will be deemed to constitute a waiver of any other breach or any succeeding breach.

        6. Dispute Resolution. Any dispute, controversy or claim between the parties relating to, arising out of or in connection with this Assumption Agreement, including as to its existence, enforceability, validity, interpretation, performance, breach or damages, including claims in tort, shall be settled in accordance with the procedures set forth in Section 13.8 of the Asset Purchase Agreement.

        7. Governing Law. This Assumption Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed in the State of California by California residents.

        IN WITNESS WHEREOF, Buyer and Seller have caused this Assumption Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                        VARIAN ASSOCIATES, INC.

                                        By:_____________________________
                                        Name:
                                        Title:

                                        NOVELLUS SYSTEMS, INC.

                                        By:_____________________________
                                        Name:
                                        Title:

                                                                Exhibit 2.6.2(f)

                             SECRETARY'S CERTIFICATE
                                       OF
                             VARIAN ASSOCIATES, INC.
                             A Delaware Corporation

        In connection with the consummation of the transactions contemplated by the Asset Purchase Agreement, dated as of May 7, 1997 (the "Agreement"), by and between Varian Associates, Inc., a Delaware corporation (the "Company"), and Novellus Systems, Inc., a California corporation ("Buyer"), and pursuant to
Section 2.6.2(f) of the Agreement, the undersigned, being the duty elected, qualified and acting Secretary of the Company, hereby certifies that:

        1. Attached hereto as Exhibit A is a true, correct and complete copy of certain resolutions duly adopted by the Executive Committee of the Board of Directors of the Company at its May 2, 1997 meeting. Each of said resolutions were duly adopted in accordance with the Restated Certificate of Incorporation and By-laws of the Company. Such resolutions constitute the only resolutions of the Board of Directors with respect to the matters referenced therein and have not been modified, amended or rescinded and remain in full force and effect as of the date hereof.

        Executed as of _______, 1997.


                                   _________________________________
                                            Joseph B. Phair
                                              Secretary

        1, Arthur W. Homan, being the duly elected, qualified and acting Assistant Secretary of Varian Associates, Inc., a Delaware corporation (the "Company"), hereby certify that Joseph B. Phair is the duly elected, qualified and acting Secretary of the Company and that his signature above is genuine.

Dated:   __________, 1997


                                   _________________________________
                                            Arthur W. Homan
                                          Assistant Secretary

                                                                Exhibit 2.6.2(g)


                             VARIAN ASSOCIATES, INC.
                        Officer's Compliance Certificate

        In connection with the consummation of the transactions contemplated by the Asset Purchase Agreement, dated as of May 7, 1997 (the "Agreement"), by and between Varian Associates, Inc., a Delaware corporation (the "Company"), and Novellus Systems, Inc., a California corporation, and pursuant to Section 2.6.2(g) of the Agreement, the undersigned, being the duly elected, qualified and acting Vice President, Finance and Chief Financial Officer of the Company, hereby certifies, to the best of his knowledge, that all conditions to Closing set forth in Section 5 of the Agreement have been satisfied or waived as of the date hereof.

        All capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Agreement.

        Executed as of this ____ day of _______, 1997.



                                   _________________________________
                                           Robert A. Lemos
                                       Vice President, Finance
                                     and Chief Financial Officer

                                                                Exhibit 2.6.2(h)

                                     CONSENT

        The Board of Trustees of the Leland Stanford Junior University, a body having corporate powers under the laws of the State of California ("Lessor"), hereby consents to the assignment of the lease dated as of January 1, 1961 (the "Lease"), by and between Lessor and Varian Associates, Inc., a Delaware corporation ("Assignor"), to Novellus Systems, Inc., a California corporation ("Assignee"), as set forth in the Assignment and Assumption of Lessee's Interest in Lease (Units 8 and 9, Palo Alto) and Covenants, Conditions and Restrictions on Leasehold Interests (Units 1-12, Palo Alto) dated as of May 7, 1997 (the "Assignment"), which Assignment is to be effective as of the closing of the transactions contemplated by the Asset Purchase Agreement, dated as of May 7, 1997, by and between Assignor and Assignee, and a copy of which Assignment is attached hereto as Exhibit A, and further agrees to accept Assignee as Lessee under the Lease.

        Lessor hereby represents and warrants to Assignee, as of the date hereof, that the copy of the Lease attached to the Assignment is a true, complete and correct copy of the Lease and that the Lease is in full force and effect and has not been amended, supplemented or modified in any material manner; and that neither Lessor nor, to Lessor's knowledge, Assignor is in material default (beyond any applicable cure or grace period).

Dated: ___________, 1997                 LESSOR

                                         THE BOARD OF TRUSTEES OF THE
                                         LELAND STANFORD JUNIOR UNIVERSITY

                                         By:________________________________
                                                      (Signature)

                                         ___________________________________
                                                      (Print Name)

                                         ___________________________________
                                                      (Print Title)

                                    EXHIBIT A
           [Assignment and Assumption of Lessee's Interest in Lease]

                                 _______, 1997
                                                                EXHIBIT 2.6.2(i)

    Novellus Systems, Inc.
    3970 North First Street
    San Jose, California 95134

                Re:     Varian Associates, Inc. - Sale of Thin Film Systems
                        Business

    Ladies and Gentlemen:

    DESCRIPTION OF REPRESENTATION

                This opinion is furnished to you pursuant to Section 2.6.2(i) of the Asset Purchase Agreement, dated as of May 7, 1997 (the "Agreement"), by and between Varian Associates, Inc., a Delaware corporation ("Seller"), and Novellus Systems, Inc., a California corporation ("Buyer"). I have acted as counsel for Seller, and as such I have participated in and I am familiar with the corporate proceedings of Seller relating to the sale of the Assets in accordance with the terms of the Agreement. Capitalized terms used in this opinion, unless specifically defined in this opinion, have the meanings given to them in the Agreement.

    MATERIALS EXAMINED

                In this regard, I have examined executed originals or copies of the following, copies of which have been delivered to you or your counsel:

                (a) the Restated Certificate of Incorporation of Seller, certified by the Secretary of State of the State of Delaware;

                (b) the By-laws, as amended, of the Seller as now in effect, certified by the Secretary of the Seller,

                (c) resolutions of the Executive Committee of the Board of Directors of Seller adopted on May 2, 1997;

                (d)   the Agreement;

                (e)   the Assignment of Lease Agreement;

                (f)   the Sublease;

Novellus Systems, Inc.
__________________, 1997
Page 2

                (g)     the Shared Use Agreement,

                (h)     the Environmental Agreement;

                (i)     the Cross-License Agreement;

                (j)     the Supply Agreement;

                (k)     the Bill of Sale;

                (l)     the Assignment of Trademarks;

                (m)     the Assignment of Patents;

                (n)     the Assignment of licenses;

                (o)     the Assumption Agreement;

                (p) an Officers' Certificate, an Assistant Secretary's Certificate and Incumbency Certificate, each dated the date hereof, delivered by Seller to me;

                (q) the certificates, each dated the date hereof, delivered by Seller to Buyer pursuant to Section 2.6.2 of the Agreement; and

                (r) such other instruments, corporate records, certificates and other documents as I have deemed necessary as a basis for the opinions hereinafter expressed.

OPINIONS

                Based upon such examination, having regard for legal considerations which I deem relevant, and subject to the assumptions, limitations, and qualifications below, I am of the following opinions:

                1. Seller (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; (ii) has all necessary corporate power to own and lease its properties, to carry on its business as and where it is now being conducted; and (iii) is qualified to do business in all jurisdictions in which the failure to so qualify would have a Material Adverse Effect.

Novellus Systems, Inc.
_____________, 1997
Page 3

        2. Seller has all necessary corporate power and corporate authority to execute and deliver the agreements referred to in subsections (d) through (n) above (collectively, the "Transaction Agreements"). The execution and delivery of the Transaction Agreements by Seller and the consummation of the transactions contemplated thereby by Seller have been duly authorized by all necessary corporate action on the part of Seller. The Transaction Agreements have been duly executed and delivered by Seller and each of the Transaction Agreements is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

        3. To my knowledge, neither the execution and delivery of the Transaction Agreements by Seller, nor the consummation of the transactions contemplated thereby by Seller, will (i) conflict with or result in any breach or violation of the terms of any decree, judgment, order, law or regulation of any court or other governmental body now in effect applicable to Seller or any of Seller's Subsidiaries; (ii) conflict with, or result in, with or without the passage of time or the giving of notice (or both), any breach of any of the terms, conditions and provisions of, or constitute a default under, or result in the creation of any Lien upon any of the Assets pursuant to, any indenture, mortgage, lease, agreement or other instrument to which Seller or any Subsidiary of Seller is a party or by which Seller or any such Subsidiary or any of the Assets are bound; or (iii) violate or conflict with any provision of the Restated Certificate of Incorporation or By-laws, as amended, of Seller or any provision of the Charter or Bylaws of any of Seller's Subsidiaries, as currently in effect.

        4. To my knowledge, none of Seller, Seller's Subsidiaries, or any officer, director, shareholder, employee or agent of any of the foregoing, is a party to any pending or threatened action, suit, proceeding or investigation, at law or in equity or otherwise in, for or by any court or other governmental body which would have a Material Adverse Effect. To my knowledge, neither Seller nor any of Seller's Subsidiaries is subject to any decree, judgment, order, law or regulation of any court or other governmental body which would have a Material Adverse Effect, or which could prevent the transactions contemplated by the Asset Purchase Agreement.

CERTAIN ASSUMPTIONS

        With your permission I have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to me as copies; (c) with respect to factual matters therein, the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates I have reviewed; (d) the due authorization, execution and delivery by you and the binding effect thereof on you; (e) the compliance by you

Novellus Systems, Inc.
______________, 1997
Page 4

with any applicable requirements to file returns and pay taxes under the California Franchise Tax Law; and (f) the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions.

CERTAIN LIMITATIONS AND QUALIFICATIONS

        Whenever a statement herein is qualified by the phrase "to my knowledge" or similar phrase, it is intended to indicate that, during the course of my representation of the Seller in connection with the sale of the Business, no information that would give me current actual knowledge of the inaccuracy of such statement has come to my attention or the attention of those attorneys presently in the Legal Department of Seller who have rendered legal services in connection with the representation described in the first paragraph of this opinion letter. However, I have not undertaken any independent investigation or review to determine the accuracy of any such statement, and any limited inquiry undertaken by the Legal Department during the preparation of this opinion letter should not be regarded as such an investigation or review. No inference as to my knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of my representation of Seller.

        I express no opinion as to: (a) matters of law in jurisdictions other than the State of California and the United States, except to the extent necessary to render the opinions set forth with respect to Delaware corporate law, or (b) the enforceability under California law of a choice of law provision in the documents described herein. As you know, I am not licensed to practice law in the State of Delaware and my opinions as to Delaware law are based solely on my review of a standard compilation of the corporate statutes of Delaware. Finally, I express no opinion as to any matters of municipal law or the laws of any other local agencies or governmental or regulatory authorities within any state.

        My opinion that any document is valid, binding or enforceable against Seller in accordance with its terms is qualified as to:

        (a) limitations imposed by bankruptcy, insolvency fraudulent conveyance, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally;

        (b) rights to indemnification and contribution which may be limited by applicable law or equitable principles or otherwise unenforceable as against public policy;

Novellus Systems, Inc.
_____________, 1997
Page 5

        (c) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law;

        (d) certain rights, remedies and waivers contained in the Transaction Agreements which may be limited or rendered ineffective by applicable California laws or judicial decisions applying such laws (which laws and judicial decisions would not render the Transaction Agreements invalid or unenforceable as a whole or in material part); and

        (e) limitations on provisions requiring the payment of attorneys' fees, except to the extent that a court determines such fees to be reasonable.

        I express no opinion as to compliance with the notification, filing and waiting period requirements of the HSR Act.

USE OF OPINION

        This opinion letter is solely for the benefit of you in connection with the transaction covered by the first paragraph of this letter and may not be relied upon or used by, circulated, quoted, or referred to, nor may copies hereof be delivered to, any other person without my prior written approval. I disclaim any obligation to update this opinion letter for events occurring or coming to my attention after the date hereof.

                                         Very truly yours,

                                                                EXHIBIT 2.6.3(b)
                             SECRETARY'S CERTIFICATE
                                       OF
                             NOVELLUS SYSTEMS, INC.
                            A California Corporation


         In connection with the consummation of the transactions contemplated by the Asset Purchase Agreement, dated as of May 7, 1997 (the "Agreement"), by and between Novellus Systems, Inc., a California corporation (the "Company"), and Varian Associates, Inc., a Delaware corporation ("Seller"), and pursuant to
Section 2.6.3(b) of the Agreement, the undersigned, being the duly elected, qualified and acting Secretary of the Company, hereby certifies that:

          Attached hereto as Exhibit A is a true, correct and complete copy of certain resolutions duly adopted by the Board of Directors of the Company at its May 7, 1997 meeting. Each of said resolutions were duly adopted in accordance with the Restated Certificate of Incorporation and By-laws of the Company. Such resolutions constitute the only resolutions of the Board of Directors with respect to the matters referenced therein and have not been modified, amended or rescinded and remain in full force and effect as of the date hereof.

         Executed as of ____________, 1997.



                                -------------------------------
                                        Robert H. Smith
                                          Secretary



         I, John Chenault, being the duly elected, qualified and acting Executive Vice President, Operations of Novellus Systems, Inc., a California corporation (the "Company"), hereby certify that Robert H. Smith is the duly elected, qualified and acting Secretary of the Company and that his signature above is genuine.


Dated: ______________, 1997



                                   -----------------------------------
                                             Richard S. Hill
                                   Chief Executive Officer, Operations

                                                                EXHIBIT 2.6.3(c)
                             NOVELLUS SYSTEMS, INC.

                        OFFICER'S COMPLIANCE CERTIFICATE



         In connection with the consummation of the transactions contemplated by the Asset Purchase Agreement, dated as of May 7, 1997 (the "Agreement"), by and between Novellus Systems, Inc., a California corporation (the "Company"), and Varian Associates, Inc., a Delaware corporation ("Seller"), and pursuant to
Section 2.6.3(c) of the Agreement, the undersigned, being the duly elected, qualified and acting Executive Vice President, Chief Financial officer and Secretary of the Company, hereby certifies, to the best of his knowledge, that all conditions to Closing set forth in Section 6 of the Agreement have been satisfied or waived as of the date hereof.

         All capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Agreement.

         Executed as of this ______ day of __________, 1997.





                                         -------------------------------------
                                                    Robert H. Smith
                                                 Executive Vice President,
                                          Chief Financial Officer and Secretary

                                EXHIBIT 2.6.3(d)

                                     [Date]

Varian Associates, Inc.
3050 Hansen Way
Palo Alto, California 94304-1000


Mesdames and Gentlemen:

         We have acted as counsel for Novellus Systems, Inc. (the "Company") in connection with the transaction contemplated by the Asset Purchase Agreement, dated as of May 7, 1997, by and between you and the Company (the "Agreement"). This opinion is furnished to you pursuant to Section 2.6.3(d) of the Agreement. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Agreement.

         We have examined originals or copies of the following documents (the "Documents"; the Documents referred to in items (i) through (viii) below being referred to, collectively, as the "Transaction Documents"):

                  (i)      The Agreement;

                  (ii)     The Assignment of Lease Agreement, dated May 7, 1997;

                  (iii)    The Sublease, dated May 7, 1997;

                  (iv)     The Shared Use Agreement, dated May 7, 1997;

                  (v)      The Environmental Agreement, dated May 7, 1997;

                  (vi)     The Cross-License Agreement, dated May 7, 1997;

                  (vii)    The Supply Agreement, dated May 7, 1997;

                  (viii)   The Assumption Agreement, dated _______, 1997;

                  (ix)     The Bill of Sale, dated _______, 1997;

                  (x)      The Assignment of Trademarks, dated _______, 1997;

                  (xi)     The Assignment of Patents, dated _______, 1997; and

Varian Associates, Inc.
[Date]
Page Two

                  (xii)   The Assignment of Licenses, dated _______, 1997.

         In addition, we have examined such records, documents, certificates of public officials and of the Company, made such inquiries of officials of the Company, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein, including the following:

                  (xiii) Certified resolutions of the Board of Directors of the Company adopted at a meeting held on May 7, 1997; and

                  (xiv) A certificate of Richard S. Hill, Chief Executive Officer of the Company, and Robert H. Smith, Secretary of the Company, dated _______, 1997.

         We have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of the Documents, we have assumed that each party to one or more of the Documents, other than the Company, has the power and authority to execute and deliver, and to perform and observe the provisions of, the Documents, and has duly authorized, executed and delivered such Documents, and that such Documents constitute the legal, valid and binding obligations of such party.

         With respect to certain matters of fact (including capacity), our opinions are based on the representations in the certificate of Richard S. Hill, Chief Executive Officer of the Company, and Robert H. Smith, Executive Vice President and Chief Financial Officer of the Company, in their individual capacities as well as in their capacities as officers of the Company, to the extent addressed in such certificate. A copy of such certificate is attached hereto. Although we have made no independent investigation as to whether such certificate is accurate or complete, we have no actual knowledge that such certificate is inaccurate or incomplete in any material respect.

         Our opinion in paragraph (a) below as to the qualification and good standing of the Company is based solely upon certificates of public officials in the states named in that paragraph. We have made no independent investigation as to whether those certificates are accurate or complete, but we have no knowledge of any such inaccuracy or incompleteness.

         The opinions hereinafter expressed are subject to the following further qualifications and exceptions:

         (1) The effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally,

Varian Associates, Inc.
[Date]
Page Three

including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination.

         (2) Limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the Documents; and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable.

         (3) We express no opinion as to the effect on the opinions expressed herein of the legal or regulatory status or the nature of the business of Seller's Subsidiaries or any party to the Documents (other than the Company).

         (4) The enforceability of provisions of the Documents providing for indemnification to the extent such indemnification is against public policy.

         (5) The enforceability of provisions of the Documents providing for arbitration of disputes to the extent that arbitration of a particular dispute would be against public policy.

         (6) The enforceability of a requirement that provisions of the Documents may only be modified in writing to the extent that an oral agreement has been executed modifying provisions of the Documents.

         (7) The effect of judicial decisions which may permit the introduction of extrinsic evidence to modify the terms or the interpretation of the Documents.

         (8) The enforceability of provisions of the Documents providing that rights or remedies are not exclusive, that every right or remedy is cumulative, or that the election of a particular remedy or remedies does not preclude recourse to one or more remedies.

         We call your attention to the arbitration provision of the Agreement and to the existence of differences between the arbitral and judicial processes. We have based our opinion upon an assessment of legal authorities which would be applicable in judicial proceedings.

         Based upon and subject to the foregoing, we are of the opinion that:

         (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, is duly qualified in each state in which failure to qualify would have a Material Adverse Effect and has all necessary corporate power to own and lease its properties and to conduct its business as presently conducted.

Varian Associates, Inc.
[Date]
Page Four

         (b) The Company has all necessary corporate power and authority to enter into, and to perform its obligations under, the Transaction Documents.

         (c) The execution and delivery of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company. The Transaction Documents have been duly executed and delivered by the Company, and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

         (d) To our knowledge, neither the execution and delivery of the Transaction Agreements by the Company, nor the consummation by the Company of the transactions contemplated thereby, will (i) conflict with or result in any breach or violation of law, or of any of the terms of any decree, judgment, order, or regulation of any court or other governmental body, now in effect applicable to the Company; (ii) conflict with, or result in, with or without the passage of time or the giving of notice (or both), any breach of any of the terms, conditions and provisions of, or constitute a default under, any indenture, mortgage, lease, agreement or other instrument to which the Company is a party or by which the Company is bound; or (iii) violate or conflict with any provision of the Articles of Incorporation or Bylaws, as amended, of the Company, as currently in effect.

         (e) To our knowledge, the Company is not subject to any decree, judgment, order, law or regulation of any court or other governmental body which could prevent the transactions contemplated by the Asset Purchase Agreement.

         We express no opinion as to matters governed by any laws other than the substantive laws of the State of California (without reference to its choice-of-law rules) and federal laws of the United States, which are in effect on the date hereof.

         This opinion is solely for your benefit and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent.

                                              Very truly yours,



                                              Morrison & Foerster LLP

                             NOVELLUS SYSTEMS, INC.

                              OPINION CERTIFICATE

        In connection with the opinion letter of Morrison & Foerster LLP to be issued pursuant to Section 2.6.3(d) of the Asset Purchase Agreement (the "Agreement") dated as of May 7, 1997, by and between Novellus Systems, Inc., a California corporation (the "Company"), and Varian Associates, Inc. ("Varian"), the undersigned, Richard S. Hill and Robert H. Smith, hereby certify as follows:

        1. On the date hereof, Richard S. Hill is the duly elected and qualified Chief Executive Officer of the Company and Robert H. Smith is the duly elected and qualified Executive Vice President, Chief Financial Officer and Secretary of the Company, and as such each is familiar with the matters set forth herein and each is authorized on behalf of the Company to execute and perform any documents related to the acquisition of Varian's business of, among other things, the development, manufacture, and sale of products for physical vapor deposition and chemical vapor deposition of thin films (the "Acquisition"), including without limitation, the Agreement and all related documents (collectively, the "Documents").

        2. All statements, representations and warranties of the Company set forth in the Documentation and all exhibits and schedules thereto, and all certificates and documentation delivered by the Company and its officers pursuant thereto, including, without limitation, this Certificate, are true, correct and complete, and you are hereby expressly authorized to rely thereon.

        3. On the date hereof, the Officers of the Company had full legal power, capacity and authority to execute and deliver the Documents and to consummate the transactions contemplated thereby.

        4. There are no pending or threatened proceedings (a) for the liquidation or dissolution of the Company, (b) threatening its existence, or (c) under state or federal bankruptcy laws.

        5. [The Company owns, leases or has other interest in real property or tangible personal property located in the State of California, the State of Arizona, the State of New York, the State of Oregon, the State of Texas, and the Commonwealth of Massachusetts. The Company has employees or carries on significant activities in the State of California, the State of Arizona, the State of New York, the State of Oregon, the State of Texas, and the Commonwealth of Massachusetts. The Company is presently in the process of qua1ifying to do business in the State of Florida, the State of Vermont and the Commonwealth of Virginia.]

        6. The undersigned have each reviewed the Opinion Letter, confirmed the truth, accuracy and completeness of all statements made therein and are unaware of any facts or information that would cast doubt on the validity of any matters stated within the Opinion Letter, or the correctness thereof.

        7. There are no suits, actions, arbitrations or legal administrative or other proceedings or governmental investigations pending or threatened against the Company or any of its officers, directors, or assets.

        8. Attached hereto as Exhibit A is a true and correct copy of resolutions adopted by the Board of Directors of the Company on May __, 1997. Such resolutions have not been altered, amended, rescinded or revoked, and are in full force and effect.

        9. Attached hereto as Exhibit B is the Amended and Restated Articles of Incorporation of the Company and all amendments thereto. Such Restated Articles are in full force and effect on the date of this Certificate and have not been amended.

        10. Attached hereto as Exhibit C are the Bylaws of the Company and all amendments thereto. Such Bylaws are in full force and effect on the date of this Certificate and have not been amended.

        11. The undersigned has authorized Morrison & Foerster LLP to render the opinions requested of them in connection with the Acquisition and understands that in so doing it might be construed to waive privileges with respect to subject matter of opinion.

        Capitalized terms not otherwise defined herein shall have the meanings given them in the Agreement.

        IN WITNESS WHEREOF, the undersigned have executed this Opinion Certificate as of __________ 1997.

                                 ___________________________________
                                 Richard S. Hill


                                 ___________________________________
                                 Robert H. Smith

Pursuant to Item 601(b)(2) of Regulation S-K, the following schedules to this Asset Purchase Agreement have been omitted. Such schedules will be submitted to the Securities and Exchange Commission upon request.

Schedule 2.1(e): Patents, trademarks and trademark applications
   A listing of the patents, trademarks and trademark applications sold by Varian to the Registrant as part of the transferred business.

Schedule 3.5: Balance sheets for the transferred business dated as of December 27, 1996, and as of March 28, 1997